     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 2010.

                                                             FILE NO. 333-157272

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                  ------------

                         POST-EFFECTIVE AMENDMENT NO. 2

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                        HARTFORD LIFE INSURANCE COMPANY

             (Exact name of registrant as specified in its charter)

                                  CONNECTICUT

         (State or other jurisdiction of incorporation or organization)

                                   06-094148

                    (I.R.S. Employer Identification Number)

                                 P.O. BOX 2999
                        HARTFORD, CONNECTICUT 06104-2999

                    (Address of Principal Executive Office)

                                RICHARD J. WIRTH
                        HARTFORD LIFE INSURANCE COMPANY
                                 P.O. BOX 2999
                        HARTFORD, CONNECTICUT 06104-2999
                                 (860) 843-1941

               (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                                  ------------

Registrant is relying on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, with respect to the registration of an indeterminate amount of securities of each class of securities identified above.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: /X/

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. / /

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
                                     PART I

CRC SELECT II

MODIFIED GUARANTEED ANNUITY CONTRACT
HARTFORD LIFE INSURANCE COMPANY
PO BOX 5085
HARTFORD, CONNECTICUT 06102-5085

TELEPHONE:  1-800-862-6668 (OWNERS)
            1-800-862-7155 (REGISTERED REPRESENTATIVES)

                                                             [THE HARTFORD LOGO]

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--------------------------------------------------------------------------------

This is a fixed, single premium, tax-deferred, modified guaranteed annuity. This annuity also includes a Market Value Adjustment ("MVA") that may decrease or increase the amount you receive (for more information, see the sub-section titled, "Market Value Adjustment"). This annuity is offered through our principal underwriter, Hartford Securities Distribution Company, Inc. ("HSD"), to individuals and may not be available for sale in all states.

This document reviews important points to think about before you buy this annuity. Please read this document carefully before investing and keep it for your records and for future reference. This document is filed with the Securities and Exchange Commission ("SEC" or "Commission"). Although we file this document with the SEC, the SEC doesn't approve or disapprove these securities or determine if the information in this document is truthful or complete. Anyone who represents that the SEC does these things may be guilty of a criminal offense. This document can also be obtained from us or the SEC's website (www.sec.gov).

This annuity may not be suitable for everyone. This annuity may not be appropriate for people who do not have a long investment time horizon. You will get NO ADDITIONAL TAX advantage from this annuity if you are investing through a tax-advantaged retirement plan (such as a 401(k) plan or Individual Retirement Account ("IRA")). This prospectus is not intended to provide tax, accounting or legal advice. IF YOU HAVE QUESTIONS ABOUT THIS ANNUITY, PLEASE ASK YOUR AGENT, BROKER, ADVISOR, OR CONTACT A COMPANY REPRESENTATIVE AT THE TELEPHONE NUMBER ABOVE.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALES PERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON.

          NOT INSURED BY FDIC OR ANY                MAY LOSE            NOT A DEPOSIT OF OR GUARANTEED BY             [NOT] FDIC
          FEDERAL GOVERNMENT AGENCY                  VALUE                ANY BANK OR ANY BANK AFFILIATE              [NOT] BANK

--------------------------------------------------------------------------------


PROSPECTUS DATED: MARCH 1, 2010

2                                            HARTFORD LIFE INSURANCE COMPANY

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AVAILABLE INFORMATION

We are required by the Securities Exchange Act of 1934, as amended, to file reports and other information with the SEC. You may read or copy these reports at the SEC's Public Reference Room at 100 F. Street N.E., Room 1580, Washington, D.C. 20549-2001. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain reports, proxy and information statements and other information about us at the SEC's website at: www.sec.gov.

We filed a registration statement ("Registration Statement") relating to the Contracts offered by this prospectus with the SEC under the Securities Act of 1933, as amended. This prospectus has been filed as a part of the Registration Statement and does not contain all of the information contained in the Registration Statement. For more information about the Contracts and us, you may obtain a copy of the Registration Statement in the manner set forth in the preceding paragraph.

In addition, the SEC allows us to "incorporate by reference" information that we file with the SEC into this prospectus, which means that incorporated documents are considered part of this prospectus. We can disclose important information to you by referring you to those documents. Information that we file with the SEC will automatically update and supersede the information in this prospectus.

This prospectus incorporates by reference the following documents:


1)  Our Annual Report on Form 10-K; and



2) Until this offering has been completed, any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.


Statements in this prospectus, or in documents that we later file with the SEC and that legally become part of this prospectus, may change or supersede statements in other documents that are legally part of this prospectus. Accordingly, only the statement that is changed or replaced will legally be a part of this prospectus.

Upon request and without charge, we will provide to each person to whom a copy of this prospectus has been delivered, a copy of any document referred to above which has been incorporated by reference in this prospectus, other than exhibits to such document. Requests for such copies should be directed to us at the address stated on the cover page of this prospectus.

HARTFORD LIFE INSURANCE COMPANY                                            3

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TABLE OF CONTENTS


                                                                          PAGE
--------------------------------------------------------------------------------
1. HIGHLIGHTS                                                                  4
2. THE CONTRACT                                                                6
  A. Charges and Fees                                                          8
  B. Surrenders                                                               10
  C. Death Benefit                                                            11
  D. Annuity Payouts                                                          13
  E. Miscellaneous                                                            14
3. FEDERAL TAX CONSIDERATIONS                                                 18
APPENDIX A -- EXAMPLES                                                        29

4                                            HARTFORD LIFE INSURANCE COMPANY

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1. HIGHLIGHTS

THE ANNUITY CONTRACT

WHAT ARE THE BENEFITS OF MY ANNUITY?

This annuity is a contract between you and our company. We agree to make payments to you starting some time in the future. You can invest your money in either a Guaranteed Interest Account or an Access Account during time periods between Guarantee Periods. This annuity includes a death benefit if you die before we start to pay you income from your annuity. You also have choices about how we pay you income from the annuity.

This annuity is:

-     Single premium -- you buy it with one Premium Payment.
- Fixed -- it earns an interest rate that remains constant during the applicable Guarantee Period or if invested in the Access Account.
- Tax-deferred -- you generally do not pay taxes on interest earned until you take money out or we start to make Annuity Payouts.

HOW CAN THE VALUE OF MY ANNUITY GROW?

Your annuity earns tax-deferred interest at a guaranteed, fixed annual interest rate during a then available Guaranteed Period. When you buy your annuity, you choose a then available Guaranteed Period. The guaranteed rate varies based on the then available Guaranteed Period you choose and the Guaranteed Interest Rate from those quoted. Interest compounds daily and is credited daily. As used throughout this prospectus, an "available" Guarantee Period is a guarantee period of a duration that we offer for investment during the relevant time period. Unless specifically provided below, an available Guarantee Period may not be of the same duration offered in the initial Guarantee Period or any subsequent Guarantee Period. We reserve the right to add, delete, modify or otherwise restrict the availability of Guarantee Periods to any or all classes of contract holders.

Within 30 days after the end of each Guaranteed Period, you can choose to:

- rollover your Contract Value to another then available Guarantee Period or to the Access Account,
-     begin Annuity Payouts,
-     transfer to another permissable product offered by us; or
-     surrender your Contract.

Your Contract Value cannot go down if no surrenders are taken during a Guarantee Period.

BENEFITS

HOW DO I GET INCOME FROM MY ANNUITY?

When you apply for your annuity, you choose a payout commencement date -- when you start to get income from your annuity. You also choose how to get income -- the payout option. Your choices now are: Life Annuity, Life Annuity with a Cash Refund, Life Annuity with Payments for a Period Certain, Joint and Last Survivor Life Annuity and Payments for a Period Certain. We may make other Annuity Payout Options available at any time.

You may change both the start date and the payout option up until payout begins. After that, you cannot make any changes.

WHAT HAPPENS AFTER I DIE?

If you die before we start to pay you income from your annuity, we pay the value of your annuity to your beneficiary. If you die after the payouts start, depending on the type of payout you chose, we pay the remaining value in the annuity, if any, to your beneficiary.

RISKS

WHAT ARE SOME OF THE RISKS?

This annuity has several risks such as:

-   Surrender Charges (see section 2(A))

-   Market Value Adjustment (see section 2(A))

-   Your tax liability (see section 3)

-   Our claims paying ability (see section 2(E)(7))

FEES, EXPENSES AND OTHER CHARGES

WHAT HAPPENS IF I TAKE OUT SOME OR ALL OF THE MONEY FROM MY ANNUITY?

You cannot take any of the money out of your annuity after the payout begins. Before it begins, you can take out all of your annuity's value (Full Surrender) or part of it (partial surrender). There is a $500 minimum balance required after a partial surrender.

If you make a surrender, you may:

-   have to pay a surrender charge,

-   incur a Market Value Adjustment and

- have to pay income tax on the amount you take out and, if you surrender before you are age 59 1/2, you may have to pay an income tax penalty.

Here is how the surrender charge is calculated:

GUARANTEE PERIOD YEAR                       1    2    3    4    5       6-10
--------------------------------------------------------------------------------
 - Initial Guarantee Period                  6%   6%   5%   4%   3%        2%
 - Subsequent Guarantee Period               4%   3%   2%   2%   2%        2%

The MVA is intended to make up certain losses for having to prematurely sell the investments that support your guaranteed rates. The MVA reflects the interest rates prevailing at the time of your early withdrawal. The MVA may reduce or add to the amount you receive upon surrender as summarized below:

                                                      THEN, THE AMOUNT YOU RECEIVE
            IF THE INTEREST RATE GOES:                            MAY:
-----------------------------------------------------------------------------------
                     Down (\/)                                 Increase (/\)
                      Up (/\)                                  Decrease (\/)

HARTFORD LIFE INSURANCE COMPANY                                            5

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EXCEPTIONS: In some cases, we may waive the surrender charge or the MVA. For example, there is no surrender charge if we pay the remaining value of your annuity to a beneficiary after your death. See section 2(B) for more information.

DO I PAY ANY OTHER FEES OR CHARGES?

No. There aren't any other fees or charges on this annuity.

TAXES

HOW WILL PAYOUTS AND WITHDRAWALS FROM MY ANNUITY BE TAXED?

This annuity is tax-deferred, which means you do not pay taxes on the interest it earns until the money is paid to you. When you take payouts or make a surrender, you pay ordinary income taxes on the earned interest. You also pay a 10% federal income tax penalty on earnings you withdraw before age 59 1/2. If your state imposes a premium tax, it will be deducted from the money you receive.

You can exchange one tax-deferred annuity for another without paying taxes on the earnings when you make the exchange. Before you do, compare the benefits, features and costs of the two annuities. You may pay a surrender charge and MVA if you make the exchange during a Guarantee Period. Also, you may pay a surrender charge if you make withdrawals from the new annuity during the first years you own it.

DOES BUYING AN ANNUITY IN A RETIREMENT PLAN PROVIDE EXTRA TAX BENEFITS?

No. Buying an annuity within an IRA, 401(k) or other tax deferred retirement plan does not give you any extra tax benefits. Choose your annuity based on its other features and benefits as well as its risks and costs, not its tax benefits.

OTHER INFORMATION

HOW DO I BUY THIS ANNUITY?

[IN         Complete our application or order request.
WRITING]
$           Include the minimum Premium Payment.

WHAT ELSE DO I NEED TO KNOW?

- Many states have laws that give you a set number of days to look at an annuity after you buy it. If you decide during that time that you do not want it, you can return the annuity and usually get all your money back.
- We pay a commission at the time of sale to broker-dealers, financial institutions and other affiliated broker-dealers ("Financial
      Intermediaries") that your registered representative is associated with.
      Commission arrangements vary by Financial Intermediary and generally increase based on the length of the Guarantee Period you choose. These arrangements create a potential conflict of interest.
- We also pay promotional fees to certain Financial Intermediaries to encourage the sale of this annuity. These additional payments could create an incentive for your Financial Intermediary or registered representative to recommend products that pay them more than others do.
-     Once you start to receive your payouts, you cannot surrender your annuity.
- If you do not choose an annuity payout option, we start payouts on the starting date you chose and continue them for at least ten (10) years.

WHAT SHOULD I KNOW ABOUT THE INSURANCE COMPANY?

We are a Connecticut stock life insurance company engaged in the business of writing life insurance and individual and group annuities in almost every state. Hartford Life Insurance Company was originally incorporated in 1902. The Hartford Financial Services Group, Inc., one of the largest financial service providers in the United States, ultimately controls us.

ASK QUESTIONS

Before you decide to buy any annuity, consider the following questions, among others:

- Will you use the annuity primarily to save for retirement or a similar long-term goal?
- Are you willing to take the risk that your Contract Value will go down if you incur a MVA because you needed your money before the end of a Guarantee Period?
- Do you intend to hold this annuity long enough to avoid paying any surrender charges?
- If you are exchanging one annuity for another one, do the benefits of the exchange outweigh the costs, such as any MVA or surrender charges that you might have to pay if you withdraw your money before the end of the surrender charge period for the new annuity?

6                                            HARTFORD LIFE INSURANCE COMPANY

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2. THE CONTRACT

WHO CAN BUY THIS CONTRACT?

The Contract is an individual, tax-deferred, modified guaranteed annuity contract designed for retirement planning purposes. Any individual or trust may purchase it, including IRAs adopted according to Section 408 of the Code (known as "Qualified Contracts" as defined by the Code). In addition, individuals and trusts can also purchase Contracts that are not part of a tax qualified retirement plan (known as "Non-Qualified Contracts"). If you are purchasing the Contract for use in an IRA or qualified retirement plan, you should consider other features of the Contract besides tax deferral, since any investment vehicle used within an IRA or qualified plan already receives tax-deferred treatment under the Code.

HOW DO I PURCHASE A CONTRACT?

You may purchase a Contract by completing and submitting an application or an order request along with your Premium Payment. The minimum Premium Payment is:

-     $5,000 -- Non-Qualified Contracts; or
-     $2,000 -- Qualified Contracts.

Prior approval is required for a Premium Payment of $1,000,000 or more.

You may only purchase a Contract through a Financial Intermediary. A registered representative will work with you to complete and submit an application or an order request form. Part of this process will include an assessment whether this annuity may be suitable for you. Prior to recommending the purchase or exchange of an annuity, your registered representative shall make reasonable efforts to obtain certain information about you and your investment needs. This recommendation will be independently reviewed by a principal within your Financial Intermediary before an application or order will be sent to us. Your Premium Payment will not be invested during this period.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who purchases a Contract. When you purchase a Contract, your Financial Intermediary will ask for your name, address, date of birth and other information that will allow us to identify you. They may also ask to see your driver's license or other identifying documents.

A Premium Payment must be payable in U.S. dollars and checks must be drawn on U.S. banks. We do not accept cash, third party checks or double endorsed checks. We reserve the right to limit the number of checks processed at one time. If your check does not clear, your purchase will be cancelled and you could be liable for any losses or fees incurred. A check must clear our account through our Administrative Office to be considered to be in good order.

Multiple Premium Payments will be permitted only in respect of tax-free exchanges. In these circumstances, Premium Payments will be deposited into an interest-free suspense account until the exchange process is completed.

Neither you nor your Annuitant must have had your 86th birthday on the date that your Contract is issued. If a non-natural person will own the Contract, the Annuitant must not be older than age 85 as of the Contract issuance date. You must be of legal age in the state where the Contract is being purchased or a guardian must act on your behalf.

HOW IS THE PREMIUM PAYMENT APPLIED TO MY CONTRACT?

Your Contract will be issued after we receive your Premium Payment and your application or order request is in good order. If the application/order request or other information accompanying the Premium Payment is incomplete when we receive it, we will hold the money in a non-interest bearing account for up to fifteen (15) business days while we try to obtain complete information. If we cannot obtain the information within that time, we will return your Premium Payment or you may request us to hold your Premium Payment until you provide the necessary information. We will send you a confirmation after we apply your Premium Payment.

CAN I CANCEL MY CONTRACT AFTER I PURCHASE IT?

Yes. If for any reason you are not satisfied with your Contract, simply return it within ten days after you receive it with a written request for cancellation that indicates your tax-withholding instructions. In some states, you may be allowed more time to cancel your Contract. We will not deduct any surrender charge during this time; however, a MVA may apply. We may require additional information, including a signature guarantee, before we can cancel your Contract.

The amount we pay you upon cancellation depends on the requirements of the state where you purchased your Contract, the method of purchase, the type of Contract you purchased and your age.

WHAT IS A GUARANTEE PERIOD?

A Guarantee Period is the length of time you select from time to time for your Guaranteed Interest Account. We declare different annual interest rates for different Guarantee Periods (these rates are called "Guaranteed Interest Rates"). Guaranteed Interest Rates are fixed for the duration of a Guarantee Period. You can contact us to find out what Guarantee Periods and current Guaranteed Interest Rates that we are then offering.

We reserve the right to add, delete or eliminate Guarantee Periods, or offer some or all Guarantee Periods to select distribution channels, or any class of contract holders.

When you purchase your Contract, you choose the length of your Guarantee Period. This is your initial Guarantee Period. Your initial Guarantee Period will be used to determine your initial Guarantee Interest Rate.

If you transfer to a new then available Guarantee Period or reach the end of the initial Guarantee Period and allow this Contract to "rollover" or renew to another Guarantee Period,

HARTFORD LIFE INSURANCE COMPANY                                            7

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this is a subsequent Guarantee Period. Basically, any Guarantee Period that is not an initial Guarantee Period is a subsequent Guarantee Period. During a subsequent Guarantee Period, your Contract earns interest at the subsequent Guaranteed Interest Rate corresponding to the subsequent Guarantee Period.

We, in our sole discretion, determine the Guaranteed Interest Rates credited to each Guarantee Period; provided; however, that Guaranteed Interest Rates will never be less than the greater of 1% or the non-forfeiture interest rate applicable in your state. Annual interest credits are determined at the beginning of each Guarantee Period and are compounded daily. We, or our agents, cannot predict nor guarantee our future Guaranteed Interest Rates.

Certain Guarantee Periods may not be currently available to different classes of contract holders.

CAN I TRANSFER INTO A DIFFERENT GUARANTEE PERIOD?

X  Interim Guarantee Period Transfers

Once each Contract Year, beginning after the first Contract Year, you may transfer from one Guarantee Period to another then available Guarantee Period, provided that the duration of the new Guarantee Period is (i) at least five (5) years or longer (subject to availability), and (ii) does not extend beyond your Annuity Commencement Date (or Option End Date for beneficiary continued contracts).

No surrender charge will be taken for permissible interim Guarantee Period transfers. The surrender charge schedule will reset after transfer and credit will not be given for the time spent in the previous Guarantee Period. A MVA will be applied to your Contract Value at the time of transfer. The amount transferred into the new Guarantee Period is equal to the Contract Value on the date of the transfer after reflecting the MVA.

X  Post Guarantee Period Transfers

At the end of your Guarantee Period, you currently have the following options:

- Voluntarily or automatically rollover your Contract Value to a subsequent Guarantee Period of the same length of time, if then available;
- Transfer to a Guarantee Period of a different then available duration if any;
-     Transfer your Contract Value to the Access Account;
-     Begin making Annuity Payouts; or
-     Fully surrender your Contract.

Unless we receive written instructions from you selecting a different option, and you meet all other prerequisites, we will automatically roll your Contract Value into a subsequent Guarantee Period of the same length of time. Prerequisites to transferring into a subsequent Guarantee Period are that the subsequent then available Guarantee Period cannot extend beyond your Annuity Commencement Date. We reserve the right to direct reinvestment of contract sums into the longest then available guarantee period duration provided that such renewal guarantee period duration does not expire beyond your Annual Commencement Date. After you transfer from an expired Guarantee Period, your Contract will then receive the Guaranteed Interest Rate that we have then established for that new Guarantee Period.

CAN I TRANSFER INTO THE ACCESS ACCOUNT?

Yes. You have the option to elect to transfer all of your Contract Value to the Access Account during certain time periods. This is a short-term account that will earn a fixed annual rate of interest that is compounded daily. We periodically declare new interest rates for the Access Account. Interest rates will never be less than 1%.

You may elect to have your Contract Value transferred into the Access Account prior to the expiration of the Guarantee Period or during the 30-day renewal window following the expiration of a Guarantee Period. Requests made before the expiration of a Guarantee Period will be effective on the next business day after the expiration of the Guarantee Period. Requests made after the expiration of a Guarantee Period will be effective on the Business Day that we receive your request.

You may keep your Contract Value in the Access Account for up to six (6) months during each Guarantee Period transition. Once this time period expires, your Contract Value will be automatically transferred into a new Guarantee Period with a duration equivalent to the shortest of:

- the duration of the Guarantee Period immediately preceding transfer into the Access Account;
- if the same Guarantee Period duration is not available, the Contract will be renewed into the next higher available Guarantee Period; or
- the longest Guarantee Period duration that will expire prior to the Annuity Commencement Date (or Option End Date for beneficiary continued contracts).

We may also transfer your Contract Value out of the Access Account upon spousal Contract continuation, in which event; the preceding Guarantee Period duration selection process will take place.

You may make a Full Surrender from the Access Account or annuitize your Contract without incurring surrender charges or a MVA. Refer to Appendix A for an illustration of the Full Surrender Value when Contract Value is in the Access Account.

You may not take partial surrenders while invested in the Access Account except under the following circumstances:

- required minimum distribution and 72(t)/(q) withdrawal programs, as defined by applicable tax law, that existed in the preceding Guarantee Period will continue uninterrupted upon transfer to the Access Account; or
- new required minimum distribution programs may be set up while in the Access Account, new 72(t)/(q) programs may not.

8                                            HARTFORD LIFE INSURANCE COMPANY

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Participation in systematic withdrawal programs such as the Automatic Income
Program where the above circumstances do not apply, will automatically terminate the program upon transfer to the Access Account.

If the Contract Owner or Annuitant dies while the Contract Value is allocated to the Access Account, and we do not receive a payment election as provided in the settlement of Death Benefit provision of the Contract prior to the expiration date of the Access Account, we will automatically establish a renewal Guarantee Period. The effective date of the renewal Guarantee Period will be the transfer date from the Access Account to the renewal Guarantee Period. Unless otherwise specified, the duration of the renewal Guarantee Period will be the same as the Guarantee Period immediately before transferring your Contract Value to the Access Account. This Guarantee Period will remain in effect until the earlier of the settlement of the Death Benefit as provided by the Contract or the Guarantee Period expiration date.

HOW IS THE VALUE OF MY CONTRACT CALCULATED BEFORE THE ANNUITY COMMENCEMENT DATE?

We calculate your Contract Value by deducting any applicable premium tax from your Premium Payment, or your rollover or renewed Contract Value if you are in a subsequent Guarantee Period. We then credit your Contract Value on a daily basis with an amount that is equivalent to your Guarantee Period's interest rate on an annual basis and deduct any partial surrenders (including surrender charges and any MVA). Please refer to the example provided in Appendix A for more information.

WHAT OTHER FEATURES ARE AVAILABLE?

You may enroll in the following features (sometimes called a "Program") for no additional fee.

X  AUTOMATIC INCOME PROGRAM

This systematic withdrawal feature allows you to make partial surrenders up to your Annual Free Withdrawal Amount each Contract Year. You can choose the frequency of partial surrenders from:

-     monthly
-     quarterly
-     semiannually
-     annually

The minimum surrender is $100. If at the end of a Guaranteed Period you elect to transfer your Contract Value to the Access Account, your enrollment in this Program will automatically discontinue.

X  EXTENDED WITHDRAWAL PRIVILEGE RIDER

When the Annuitant reaches age 70 1/2, the annual Extended Withdrawal Privilege on the Contract is the greater of:

-     the Annual Free Withdrawal Amount; or
- the amount based on multiplying the Contract Value on December 31st of the previous calendar year by a percentage taken from the IRS tables currently in use, less surrenders made during the current Contract Year.

Any surrender greater than either of the two amounts described above will be subject to any applicable surrender charges and a MVA.

X  REINSTATEMENT

The Owner has the option to request a reinstatement after a surrender (partial or full) upon return of the check with a written letter of instruction to us. Surrender charges from the surrender will be credited back to the Contract Value.

A. CHARGES AND FEES

WHAT HAPPENS IF I REQUEST A SURRENDER BEFORE THE END OF THE GUARANTEE PERIOD?

If you take money out of the Contract before the end of your Guarantee Period, the following charges may apply:

X  SURRENDER CHARGES

Surrender charges cover some of the expenses relating to the sale and distribution of the Contract, including commissions paid to Financial Intermediaries and the cost of preparing sales literature and other promotional activities.

Except as discussed below, we assess a surrender charge when you request a full or partial surrender. Surrender charges vary according to the following schedule (subject to state variations).

       GUARANTEE                            SURRENDER CHARGE
        PERIOD             INITIAL GUARANTEE            SUBSEQUENT GUARANTEE
       YEAR (1)                 PERIOD                         PERIOD
--------------------------------------------------------------------------------
           1                        6%                             4%
           2                        6%                             3%
           3                        5%                             2%
           4                        4%                             2%
           5                        3%                             2%
         6-10                       2%                             2%

------------

(1) A Guarantee Period Year is measured from the Contract issue date, renewal date or Guarantee Period transfer date, as applicable to the surrender date. The surrender charge schedule will reset at each Guarantee Period renewal or transfer.

When you request a surrender, we deduct the dollar amount you request from your Contract Value. Then we subtract the Annual Free Withdrawal Amount from funds then assigned to a Guarantee Period. This difference is then the amount subject to a surrender charge. We then determine the appropriate percentage of surrender charge to be deducted by reference to the applicable Surrender Charge Period. We deduct the surrender charge from the amount to be surrendered, and, provided there is no MVA, pay you that amount. Surrender charges are applied prior to assessing a MVA.

HARTFORD LIFE INSURANCE COMPANY                                            9

-------------------------------------------------------------------------------

THE FOLLOWING SITUATIONS ARE NOT SUBJECT TO A SURRENDER CHARGE:

- Surrenders made at the end of a Guarantee Period or within the first 30 days after electing a subsequent Guarantee Period;
-     Partial surrender of not more than the Annual Free Withdrawal Amount;
-     Upon death of the Annuitant, joint Owner or Owner;
- Admission to a nursing facility after satisfying certain conditions discussed below;
-     Upon annuitization of your Contract (Annuity Commencement Date);
-     Permissible duration exchanges;
-     Upon cancellation during the right to examine period;
-     Full Surrenders when Contract Value is invested in the Access Account;
      and/or
-     Required Minimum Distributions from IRAs.

We will waive any surrender charge applicable to a partial or full Surrender if you, the joint owner or the Annuitant, is confined, at the recommendation of a physician for medically necessary reasons, for at least 180 calendar days to a:

(a) hospital recognized as a general hospital by the proper authority of the state in which it is located;

(b) hospital recognized as a general hospital by the Joint Commission on the Accreditation of Hospitals;

(c)  facility certified by Medicare as a hospital or long-term care facility; or

(d) nursing home licensed by the state in which it is located and offers the services of a registered nurse 24 hours a day.

For the waiver to apply, you must:

(a)  have owned the Contract continuously since it was issued;

(b) provide written proof of confinement satisfactory to us; and

(c) request the surrender within 91 calendar days of the last day of confinement.

This waiver is not available if you, the joint Owner or the Annuitant is confined to any of the foregoing facilities when you purchased the Contract. A MVA may still be applicable. This waiver may not be available in all states.

X  MARKET VALUE ADJUSTMENT ("MVA")

The MVA is designed to compensate us for potential lost investment opportunities associated with premature surrenders. We assume that you will keep your Premium Payments invested for the duration of the Guarantee Period selected. We invest in various fixed income investments and hedging strategies to support Guaranteed Interest Rates. We may lose money if we are required to prematurely liquidate these investments at a discount. The MVA formula is intended to neutrally assess the charge you must pay to make up for certain losses. There is no minimum percentage of Contract Value that is exempt from a MVA. In the event that you make a surrender at a time when interest rates have declined, you may receive the benefit of positive market action. On the other hand, we could realize a loss when we sell the investments that support Guaranteed Interest Rates. In that situation, the MVA formula may result in a negative adjustment to your surrender.

The formula that will be used to determine the MVA is:

                      [(1+ i)/(1+ j)] TO THE POWER OF n/12

where,

i = The U.S. Constant Maturity Treasury (1) rate (expressed as a decimal, e.g., 1% = .01) with maturity years equal to the length of the then current Guarantee Period plus the HCRCIIa Composite Option Adjusted Spread ("OAS") Index (2) rate as of three business days prior to the Guaranteed Period effective date;

j = The U.S. Constant Maturity Treasury (1) rate (expressed as a decimal, e.g., 1% = .01) with maturity years equal to the remainder of the then current Guarantee Period (this will be interpolated as necessary) plus the HCRCIIa Composite Option Adjusted Spread ("OAS") Index (2) rate as of three business days prior to the date the MVA is applied; and

n = The number of complete months from the surrender date to the end of the then current Guarantee Period.

In the event that any index (or sub-indices) or rate is no longer available, we will use a substantially similar index (or sub-indices) or rate for determining the MVA. If a discontinued index or rate is not available for a Guarantee Period Renewal, we will use a substantially similar index (or sub-indices) or rate, as applicable. We will notify you of any changes in the availability of the index or rate, and the applicable substitute we will use. You may contact us for more information regarding the data used in the market value adjustment formula.

------------

(1) "Constant Maturity Treasury" rates are yields interpolated by the U.S. Department of the Treasury from the daily yield curve. This curve, which relates the yield on a security to its time to maturity is based on the closing market bid yields on actively traded Treasury securities in the over-the-counter market. These market yields are calculated from composites of quotations obtained by the Federal Reserve Bank and are available at http://www.federalreserve.gov.

(2) The HCRCIIa Option Adjusted Spread ("OAS") Index is a customized composite index based on the option adjusted spreads of eight indices produced by Barclays Capital Inc. from time to time. These indices consist of: U.S. Corporate Investment Grade: Industrial -- Intermediate, U.S. Corporate Investment Grade: Industrial --Utility -- Intermediate, U.S. Corporate Investment Grade: Industrial -- Financial Institutions -- Intermediate,

10                                           HARTFORD LIFE INSURANCE COMPANY

-------------------------------------------------------------------------------

     U.S. Asset Backed Securities (Fixed), U.S. CMBS Investment Grade, U.S.
     Securitized: MBS: Agency MBS, U.S. Corporate High Yield Intermediate and U.S Government Intermediate. We may change the relative weightings and sub-indices from time to time on a prospective basis; provided, however, the allocations established at initiation of a Guarantee Period will remain in effect until maturity of such Guarantee Period.

The Hartford's CRC Select II is not sponsored, endorsed, sold or promoted by Barclays Capital. Barclays Capital makes no representation or warranty, express or implied, to the owners of The Hartford's CRC Select II or any member of the public regarding the advisability of investing in securities generally or in The Hartford's CRC Select II particularly or the ability of the Barclays Capital Indices, including without limitation, the HCRCIIa Option Adjusted Spread Index, to track general bond market performance. Barclays Capital's only relationship to Hartford Life Insurance Company is the licensing of the HCRCIIa Option Adjusted Spread Index which is determined, composed and calculated by Barclays Capital without regard to Hartford Life Insurance Company or The Hartford's CRC Select II. Barclays Capital has no obligation to take the needs of Hartford Life Insurance Company or the owners of The Hartford's CRC Select II into consideration in determining, composing or calculating the HCRCIIa Option Adjusted Spread Index. Barclays Capital is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of The Hartford's CRC Select II to be issued or in the determination or calculation of the equation by which The Hartford's CRC Select II is to be converted into cash. Barclays Capital has no obligation or liability in connection with the administration, marketing or trading of The Hartford's CRC Select II. Barclays Capital and the Barclays Capital Indices are trademarks of Barclays Capital Inc.

BARCLAYS CAPITAL DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE BARCLAYS CAPITAL INDICES, OR ANY DATA INCLUDED THEREIN, OR OTHERWISE OBTAINED BY HARTFORD LIFE INSURANCE COMPANY, OWNERS OF THE HARTFORD'S CRC SELECT II, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BARCLAYS CAPITAL INDICES, INCLUDING WITHOUT LIMITATION, THE HCRCIIA OPTION ADJUSTED SPREAD INDEX, IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. BARCLAYS CAPITAL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDICES, INCLUDING WITHOUT LIMITATION, THE HCRCIIA OPTION ADJUSTED SPREAD INDEX, OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BARCLAYS CAPITAL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Refer to Appendix A for illustrations of the MVA.

MVAS AND SURRENDER CHARGES CAN CAUSE THE AMOUNT YOU WOULD RECEIVE UPON A FULL SURRENDER TO BE LESS THAN YOUR ORIGINAL PREMIUM PAYMENT.

We will apply a MVA unless you:

-     transfer to a new Guarantee Period at the end of your current Guarantee
      Period;
-     transfer to the Access Account;
-     request distributions due to death;
-     have a Required Minimum Distribution from an IRA;
- request a partial surrender of not more than the Annual Free Withdrawal Amount; or
- annuitize your Contract (Annuity Commencement Date) on a date that coincides with the end of a Guarantee Period.

X  PREMIUM TAXES

Regardless of when you make a surrender, we deduct premium taxes, if required, by your state or other government agency. Some states collect the taxes when Premium Payments are made; others collect them at annuitization. Since we pay premium taxes, we may deduct them from your Contract when we pay them upon surrender, or on the Annuity Commencement Date. The premium tax rate varies by state or municipality.

X  OTHER CHARGES

We may offer reduced fees and charges for certain Contracts that may result in decreased costs and expenses.

B. SURRENDERS

ARE THERE ANY RESTRICTIONS ON PARTIAL SURRENDERS?

Yes. If you request a partial surrender before we begin to make Annuity Payouts, there are two restrictions:

- The amount you want to surrender must be at least equal to $500 -- our current minimum for partial surrenders, and
- The Contract must equal or exceed the Minimum Contract Value after the surrender.

The above restrictions do not apply to the Annual Free Withdrawal Amount.

We reserve the right to terminate your Contract and pay you the Contract Value minus any applicable charges or adjustments if your Contract Value is under the Minimum Contract Value after the surrender.

HARTFORD LIFE INSURANCE COMPANY                                           11

-------------------------------------------------------------------------------

HOW DO I REQUEST A SURRENDER?

Requests for surrenders must be in writing. To request a full or partial surrender, complete a surrender form or send us a letter, signed by you, stating:

- the dollar amount that you want to receive, either before or after we withhold taxes and deduct for any applicable charges;
-     your tax withholding amount or percentage, if any; and
-     your mailing address.

If there are joint Owners, both must authorize all surrenders.

We may defer payment of any partial or Full Surrender for a period not exceeding six months from the date of our receipt of your notice of surrender or the period permitted by state insurance law, if less. We may defer a surrender payment more than 10 days and, if we do, we will pay interest of at least 1% per annum on the amount deferred.

WHAT TAX CONSEQUENCES ARE ASSOCIATED WITH SURRENDERS?

PRIOR TO AGE 59 1/2 -- If you make a surrender prior to age 59 1/2, there may be adverse tax consequences including a 10% federal income tax penalty on the taxable portion of the surrender payment. Surrendering before age 59 1/2 may also affect the continuing tax-qualified status of some Contracts.

MORE THAN ONE CONTRACT ISSUED IN THE SAME CALENDAR YEAR -- If you own more than one Contract issued by us or our affiliates in the same calendar year, then these Contracts may be treated as one Contract for the purpose of determining the taxation of distributions prior to the Annuity Commencement Date.

C. DEATH BENEFIT

WHAT IS THE DEATH BENEFIT AND HOW IS IT CALCULATED?

Before we begin to make Annuity Payouts, we will pay a Death Benefit upon the death of the Owner, joint Owner or Annuitant, provided there is no surviving Contingent Annuitant. The Death Benefit is calculated as of the date we receive a certified death certificate or other legal document acceptable to us at our Administrative Office. The Death Benefit we pay is equal to the Contract Value on the date we receive the requisite documents.

HOW IS THE DEATH BENEFIT PAID?

The Death Benefit may be taken in one lump sum or under any of the Annuity Payout Options then being offered by us. An Owner may designate the manner in which the Beneficiary will receive the Death Benefit. The Death Benefit amount remains invested and is subject to market fluctuation until complete settlement instructions are received from each Beneficiary. On the date we receive complete instructions from the Beneficiary, we will compute the Death Benefit amount to be paid out or applied to a selected Annuity Payout Option. When there is more than one Beneficiary, we will calculate the Death Benefit amount for each Beneficiary's portion of the proceeds and then pay it out or apply it to a selected Annuity Payout Option according to each Beneficiary's instructions. If we receive complete instructions on a non-Valuation Day, computations will take place on the next Valuation Day.

Unless we are otherwise instructed, we may in our discretion, issue the Beneficiary a draft book if your Beneficiary elects to receive the Death Benefit amount as a lump sum payment. The Beneficiary can write one draft for total payment of the Death Benefit, or write drafts as needed. We will credit interest at a rate determined periodically in our sole discretion. For federal income tax purposes, the Beneficiary will be deemed to have received the lump sum payment. Interest will be taxable to the Beneficiary in the tax year that it is credited. We may issue a check to the Beneficiary if the Beneficiary resides, or the Contract was purchased, in a state that imposes restrictions on this method of payment.

The Beneficiary may elect under the Annuity Proceeds Settlement Option "Death Benefit Remaining with the Company" to leave proceeds from the Death Benefit invested with us for up to five years from the date of death if death occurred before the Annuity Commencement Date. The Beneficiary can take surrenders without paying surrender charges.

We reserve the right to inform the IRS in the event that we believe that any Beneficiary has intentionally delayed delivering proper proof of death in order to circumvent applicable Code proceeds payment duties. We shall endeavor to fully discharge the last instructions from the Owner wherever possible or practical.

The Beneficiary of a non-qualified Contract or IRA (prior to the required distribution date) may also elect the Single Life Expectancy Only option. This option allows the Beneficiary to take the Death Benefit in a series of payments spread over a period equal to the Beneficiary's remaining life expectancy. Distributions are calculated based on IRS life expectancy tables. This option is subject to different limitations and conditions depending on whether the Contract is non-qualified or an IRA.

REQUIRED DISTRIBUTIONS -- if the Owner dies before the Annuity Commencement Date, the Death Benefit must be distributed within five years after death. The Beneficiary can choose any Annuity Payout Option that results in complete Annuity Payout within five years.

If the Owner dies on or after the Annuity Commencement Date under an Annuity Payout Option with a payout upon Death Benefit, any remaining value must be distributed at least as rapidly as under the Annuity Payout Option being used as of the Owner's death.

If the Owner is not an individual (e.g. a trust), then the original Annuitant will be treated as the Owner in the situations described above and any change in the original Annuitant will be treated as the death of the Owner.

WHAT SHOULD THE BENEFICIARY CONSIDER?

ALTERNATIVES TO THE REQUIRED DISTRIBUTIONS -- the selection of an Annuity Payout Option and the timing of the selection will have an impact on the tax treatment of the Death Benefit. To receive favorable tax treatment, the Annuity Payout Option

12                                           HARTFORD LIFE INSURANCE COMPANY

-------------------------------------------------------------------------------

selected: (a) cannot extend beyond the Beneficiary's life or life expectancy, and (b) must begin within one year of the date of death.

If these conditions are NOT met, the Death Benefit will be treated as a lump sum payment for tax purposes. This sum will be taxable in the year in which it is considered received.

SPOUSAL CONTRACT CONTINUATION -- if the Owner dies, the Owner's spouse (as defined by the Code), if named as sole Beneficiary, may elect to continue the Contract as the new Owner. This spousal continuation is available only once for each Contract. The spouse may alternatively elect to receive the Death Benefit in one lump sum payment or have the Death Benefit paid under one of the Annuity Payout Options.

In the event of the death of the Owner when there is no joint Owner, the Annuitant (Contingent Annuitant if applicable) is alive and the spouse is the sole beneficiary, unless the spouse elects to be paid through another death benefit option, the Contract will continue with the spouse as the Owner and all rights of the original Owner shall become the spouse's.

DEATH BENEFIT WHILE IN THE ACCESS ACCOUNT -- if the Contract Owner or Annuitant dies while the Contract Value is allocated to the Access Account, and we do not receive a payment election as provided in the Settlement of Death Benefit provision of the Contract prior to the expiration date of the Access Account, we will automatically establish a renewal Guarantee Period. The renewal will be effective as of the date of transfer from the prior Guarantee Period Access Account expiration date, and will be established using the same duration, allocation and account(s), as applicable, previously selected by the Contract Owner associated with the prior Guarantee Period. This will remain in effect until the earlier of the Settlement of the Death Benefit as provided by the Contract or the Guarantee Period Expiration Date.

WHO WILL RECEIVE THE DEATH BENEFIT?

The distribution of the Death Benefit is based on whether death is before, on or after the Annuity Commencement Date. The following tables describe common scenarios. Under certain circumstances; however, a Death Benefit may not be payable.

IF DEATH OCCURS BEFORE THE ANNUITY COMMENCEMENT DATE:

IF THE DECEASED IS THE . . .              AND . . .                       AND . . .                     THEN THE . . .
Owner                           There is a surviving joint      The Annuitant is living or      Joint Owner receives the Death
                                Owner                           deceased                        Benefit.
Owner                           There is no surviving joint     The Annuitant is living or      Designated Beneficiary
                                Owner                           deceased                        receives the Death Benefit.
Owner                           There is no surviving joint     The Annuitant is living or      Owner's estate receives the
                                Owner or surviving Beneficiary  deceased                        Death Benefit.
Annuitant                       The Annuitant is also the       There is no named Contingent    Designated Beneficiary
                                Owner                           Annuitant or there is no        receives the Death Benefit.
                                                                Contingent Annuitant
Annuitant                       The Owner is living             There is no named Contingent    The Owner is presumed to be
                                                                Annuitant                       the Contingent Annuitant and
                                                                                                the Contract continues. The
                                                                                                Owner may waive this
                                                                                                presumption and receive the
                                                                                                Death Benefit.
Annuitant                       The Owner is living             The Contingent Annuitant is     Contingent Annuitant becomes
                                                                living                          the Annuitant, the designated
                                                                                                Beneficiary remains the
                                                                                                Beneficiary and the Contract
                                                                                                continues.

IF DEATH OCCURS ON OR AFTER THE ANNUITY COMMENCEMENT DATE:

IF THE DECEASED IS THE . . .              AND . . .                                    THEN THE . . .
Owner                           The Annuitant is living         Designated Beneficiary becomes the Owner and Payments
                                                                continue.
Annuitant                       The Owner is living             Owner receives the Death Benefit.
Annuitant                       The Annuitant is also the       Designated Beneficiary receives the Death Benefit.
                                Owner

HARTFORD LIFE INSURANCE COMPANY                                           13

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D. ANNUITY PAYOUTS

1. WHEN DO YOU WANT ANNUITY PAYOUTS TO BEGIN?

You select an Annuity Commencement Date when you purchase your Contract or at any time before we begin making Annuity Payouts. You may change the Annuity Commencement Date by notifying us before we begin to make Annuity Payouts.

The Annuity Commencement Date cannot be deferred beyond the end of the Guarantee Period immediately following the Annuitant's 90th birthday or the end of the Guarantee Period immediately following the end of the 10th Contract Year, whichever is later. You may elect a later date to begin receiving payments, subject to the laws and regulations then in effect, your broker-dealer's protocols, if any and our prior approval. Unless you elect an Annuity Payout Option before the Annuity Commencement Date, we will begin to make Annuity Payouts under the Life Annuity with a 10-Year Period Certain Annuity Payout Option.

If the Annuity Commencement Date does not coincide with the end of a Guarantee Period, a MVA will apply. In that case, we will determine the amount available for Annuity Payouts by taking your Contract Value, deducting any applicable premium taxes and then multiplying that amount by the MVA. No MVA will apply if the Annuity Commencement Date coincides with the end of your Guarantee Period.

If you rollover into a subsequent Guarantee Period or transfer to a Guarantee Period of a different duration, you cannot rollover or transfer into a Guarantee Period with a duration that will take you past your Annuity Commencement Date. That means that if you elected to begin Annuity Payouts on your Annuitant's 90th birthday and your Annuitant is 87 years old, you would not be able to rollover or transfer into a new Guarantee Period with a duration longer than 3 years unless you extended your Annuity Commencement Date.

All Annuity Payouts, regardless of frequency, will occur on the same day of the month as the Annuity Commencement Date.

2. WHICH ANNUITY PAYOUT OPTION DO YOU WANT TO USE?

Your Contract contains the Annuity Payout Options described below. We may at times offer other Annuity Payout Options. Once Annuity Payouts begin, you cannot change the Annuity Payout Option.

LIFE ANNUITY -- We make Annuity Payouts as long as the Annuitant is living. When the Annuitant dies, we stop making Annuity Payouts. A Payee would receive only one Annuity Payout if the Annuitant dies after the first Payout, two Annuity Payouts if the Annuitant dies after the second Payout, and so forth.

LIFE ANNUITY WITH A CASH REFUND -- We make Annuity Payouts as long as the Annuitant is living. When the Annuitant dies, we stop making Annuity Payouts. At the death of the Annuitant, if the Contract Value on the Annuity Commencement Date minus any premium tax is greater than the sum of all Annuity Payouts already made, any difference will be paid to the Beneficiary.

LIFE ANNUITY WITH PAYMENTS FOR A PERIOD CERTAIN -- We make Annuity Payouts during the lifetime of the Annuitant but Annuity Payouts are at least guaranteed for a period of time you select between 5 years and 100 years minus the age of the Annuitant. If, at the death of the Annuitant, Annuity Payouts have been made for less than the minimum elected number of years, then the Beneficiary may elect to (a) continue Annuity Payouts for the remainder of the minimum elected number of years or (b) receive the commuted value in one sum.

JOINT AND LAST SURVIVOR LIFE ANNUITY -- We will make Annuity Payouts as long as either the Annuitant or Joint Annuitant are living. When one Annuitant dies, we continue to make Annuity Payouts to the other Annuitant until that second Annuitant dies. When choosing this option, you must decide what will happen to the Annuity Payouts after the first Annuitant dies. You must select Annuity Payouts that:

-     Remain the same at 100%, or
-     Decrease to 66.67%, or
-     Decrease to 50%.

The percentages represent actual dollar amounts. The percentage will also affect the Annuity Payout amount we pay while both Annuitants are living. If you pick a lower percentage, your original Annuity Payouts will be higher while both Annuitants are alive.

PAYMENTS FOR A PERIOD CERTAIN -- We will make Annuity Payouts for the number of years that you select. During the first Contract Year, you can select any period between 10 years and 100 years minus the Annuitant's age. After the first Contract Year, you can select any period between 5 and 100 years minus the Annuitant's age. If, at the death of the Annuitant, Annuity Payouts have been made for less than the period certain, then the Beneficiary may elect to (a) continue Annuity Payouts for the remainder of the minimum elected number of years or (b) receive the commuted value in one sum.

-     You cannot surrender your Contract once Annuity Payouts begin.
- Qualified Contracts -- if you elect an Annuity Payout Option with a Period Certain, the guaranteed number of years must be less than the life expectancy of the Annuitant at the time the Annuity Payouts begin. We compute life expectancy using the IRS mortality tables.
- Automatic Annuity Payments -- if you do not elect an Annuity Payout Option, Annuity Payouts will automatically begin on the Annuity Commencement Date under the Life Annuity with Payments for a Period Certain Annuity Payout Option with a ten-year period certain.

ANNUITY PROCEEDS ANNUITY OPTION -- Amounts otherwise payable as a death benefit left in the Contract for a period not to exceed five years from the date of any Contract Owner or Annuitant's death prior to the Annuity Commencement Date will remain in the same Guarantee Period and continue to earn

14                                           HARTFORD LIFE INSURANCE COMPANY

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the same interest rate as at the time of death. If the Guarantee Period ends before the end of the five year period, the beneficiary may elect a new Guarantee Period with a duration closest to, but not to exceed the time remaining in the period of five years from the date of the Contract Owner's or Annuitant's death. Full or partial surrenders may be made at any time. In the event of any surrender; however, the remaining value will equal the death benefit, minus any Gross Surrender Values, plus any interest earned.

3. HOW OFTEN DO YOU WANT THE PAYEE TO RECEIVE ANNUITY PAYOUTS?

In addition to selecting an Annuity Commencement Date and an Annuity Payout Option, you must also decide how often you want the Payee to receive Annuity Payouts. You may choose to receive Annuity Payouts:

-     monthly
-     quarterly
-     semiannually
-     annually

Once you select a frequency, it cannot be changed after the Annuity Commencement Date. If you do not make a selection, the Payee will receive monthly Annuity Payouts. The first payment must be at least equal to the minimum payment amount according to our rules then in effect. If at any time, payments become less than the minimum payment amount, we have the right to change the payment frequency to meet the minimum payment requirements. If any payment amount is less than the minimum annual payment amount, we may make an alternative arrangement with you.

4. HOW ARE ANNUITY PAYOUTS CALCULATED?

The Tables in the Contract provide for guaranteed dollar amounts of monthly payments for each $1,000 applied under the Annuity Payout Options. Under the Life Annuity, Life Annuity with Cash Refund and Life Annuity with Payments for a Period Certain, the amount of each Annuity Payout will depend upon the age and gender of the Annuitant at the time the first Annuity Payout is due. Under the Joint and Last Survivor Life Annuity and Joint and Last Survivor Life Annuity with Payments for a Period Certain, the amount of the first Annuity Payout will depend upon the gender of both Annuitants and their ages at the time the Annuity Payout is due.

Gender will not be used to determine the amount of the Annuity Payouts if the Contract is issued to qualify under certain sections of the Code. If gender is used to determine the amount of Annuity Payouts, the Annuity tables in the Contract will provide guaranteed minimum rates of payment for male Annuitants and female Annuitants.

The fixed payment Annuity tables for the Annuity Payout Options, except for Payments for a Period Certain Annuity Payout Option are based on the 1983a Individual Annuity Mortality Table projected to the year 2000 using Projection Scale G and an interest rate of 2.5%. The table for the Payments for a Period Certain Annuity Payout Option is based on an interest rate of 2.5% per annum.

The Annuity tables for the Annuity Payout Options, except for Payments for a Period Certain Annuity Payout Option are age dependent. The amount of the first payment will be based on an age a specified number of years younger than the Annuitant's then attained age. The age setback is as follows:

DATE OF FIRST PAYMENT                                             AGE SETBACK
--------------------------------------------------------------------------------
 2009 - 2014                                                        2 years
 2015 - 2019                                                        3 years
 2020 - 2029                                                        4 years
 2030 - 2039                                                        5 years
 2040 or later                                                      6 years

E. MISCELLANEOUS

1. DEFINITIONS

The following terms are capitalized throughout this prospectus.

ACCESS ACCOUNT -- An account where the Contract Value may be temporarily invested at the end of any Guaranteed Period.

ADMINISTRATIVE OFFICE OF THE COMPANY -- Our overnight mailing address is: 1 Griffin Road North, Windsor, Connecticut 06095-1512. Our standard mailing address is: U.S. Wealth Management, PO Box 5085, Hartford, Connecticut 06102-5085.

ANNUITANT -- The person on whose life this Contract is issued.

ANNUITY COMMENCEMENT DATE -- The date we start to make Annuity Payouts.

ANNUAL FREE WITHDRAWAL AMOUNT -- This amount equals any interest credited to the Contract Value during the 12 months prior to the Surrender Date that was not previously withdrawn.

BENEFICIARY -- The person(s) entitled to receive benefits pursuant to the Contract following the death of the Owner(s) or Annuitant, as applicable.

BUSINESS OR VALUATION DAY -- Any day that we, and for so long as, the New York Stock Exchange is open.

CODE -- The Internal Revenue Code of 1986, as amended.

CONTINGENT ANNUITANT -- The person you may designate to become the Annuitant if the Annuitant dies prior to the Annuity Commencement Date.

CONTRACT -- The individual annuity contract and any endorsements or riders. The terms "Contract" and "annuity" are used synonymously throughout this Prospectus.

CONTRACT ANNIVERSARY -- The annual anniversary of the date that a Contract is issued. If the Contract Anniversary Date falls on a non-Business Day, then the Contract Anniversary will be the preceding Business Day.

HARTFORD LIFE INSURANCE COMPANY                                           15

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CONTRACT VALUE -- The sum of your Premium Payment and all interest earned minus any Full or Partial Surrenders (including applicable Surrender Charges, premium taxes and MVAs previously applied).

CONTRACT YEAR -- The 12-month period between Contract Anniversaries, beginning on the date that the Contract is issued.

DEATH BENEFIT -- The amount that we will pay upon the death of the Owner(s) or the Annuitant, as applicable.

FULL SURRENDER -- The full liquidation of your Contract upon which you will receive the net Surrender Value.

GROSS SURRENDER VALUE -- The amount deducted from your Contract Value (including applicable Surrender Charges, Premium Taxes and MVA).

GUARANTEED INTEREST ACCOUNT OR ACCOUNT -- During the initial Guarantee Period and any subsequent Guarantee Periods, the Contract Value is allocated to this account and earns interest that is guaranteed at a rate that we determine for such Guarantee Period duration as then offered by us.

GUARANTEED INTEREST RATE: The then current interest rate for available Guarantee Periods quoted by us from time to time.

GUARANTEE PERIOD(S) -- The period offered by us and elected by you for which either an initial or renewal interest rate will be created.

HARTFORD, WE, US OR OUR -- Hartford Life Insurance Company.

JOINT ANNUITANT -- The person on whose life Annuity Payouts are based if the Annuitant dies after the Annuity Calculation Date. You may name a Joint Annuitant only if your Annuity Payout Option provides for a survivor. The Joint Annuitant may not be changed.

MARKET VALUE ADJUSTMENT (MVA) -- A positive or negative adjustment applied in the determination of your Gross Surrender Value after the Annual Free Withdrawal Amount is taken into consideration, if applicable, and after Surrender Charges are deducted, if applicable.

MINIMUM CONTRACT VALUE -- The lowest Contract Value needed to sustain a
Contract.

NET SURRENDER VALUE -- The amount payable upon a partial or Full Surrender or commutations after any applicable Surrender Charges, Premium Taxes and MVA have been applied.

OWNER OR YOU -- The owner or holder of this Contract.

2. OWNERSHIP CHANGES

We reserve the right to approve all ownership changes, including any assignment of your Contract (or any benefits) to others or the pledging of your Contract as collateral.

3. ASSIGNMENT

A non-qualified Contract may be assigned. We must be properly notified in writing of an assignment. Any Annuity Payouts or surrenders requested or scheduled before we record an assignment will be made according to the instructions we have on record. We are not responsible for determining the validity of an assignment. Assigning a non-qualified Contract may require the payment of income taxes and certain penalty taxes. A qualified Contract may not be transferred or otherwise assigned (whether directly or used as collateral for a loan), unless allowed by applicable law and approved by us in writing. We can withhold our consent for any reason. We are not obligated to process any request for approval within any particular time frame. Please consult a qualified tax adviser before assigning your Contract.

SPECULATIVE INVESTING -- Do not purchase this Contract if you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme. By purchasing this Contract you represent and warrant that you are not using this product, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

4. AMENDMENT OF CONTRACTS

We may modify the Contract, but no modification will affect the amount or term of any Contract unless a modification is required in order to conform the Contract to applicable law. No modification will affect the method by which Contract Values are determined. We will notify you in writing of any Contract amendments.

5. STATE VARIATIONS

Your Contract may be subject to variations required by various State insurance departments. Variations are subject to change without notice.

CALIFORNIA, CONNECTICUT AND NEW JERSEY -- In addition to a surviving spouse who is the designated beneficiary, contract continuation is available for a designated beneficiary who is a registered domestic partner or civil union partner pursuant to, or otherwise recognized by, state law, subject to the provisions of section 72(s)(3) of the Internal Revenue Code (which under current tax law is limited to opposite sex spouses, as defined by Title 1 U.S. Code
Section 7). In the event the designated beneficiary seeks to continue the contract, and the designated beneficiary is not treated as the "holder" under section 72(s)(3) of the Internal Revenue Code (which is the case under current federal law for a civil union partner or any same sex partner), the distribution requirements of Internal Revenue Code section 72(s)(1) and (2) (which require distributions to begin within five years of the death of holder or at least as rapidly as the distribution method previously commenced by the holder) shall apply. Contract continuation may be elected once with respect to this contract.

FLORIDA -- The Annuity Commencement Date may be changed by you to a date not earlier than one year after the Contract issue date and not beyond the end of the Guarantee Period immediately following the later of the Annuitant's 90th birthday or the 10th Contract Year unless the Contract Owner elects a later Annuity Commencement Date in writing, subject to laws and regulations then in effect and our approval. If the Annuity Commencement Date does not coincide with the end of a Guarantee Period, we will apply your Contract Value, less any applicable premium taxes, to purchase the modal income

16                                           HARTFORD LIFE INSURANCE COMPANY

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payments under the Life Annuity Payout Option without applying a Market Value
Adjustment. If the Annuity Commencement Date coincides with the end of any Guarantee Period, no Market Value Adjustment will be applied in the determination of the monthly income payments for any of the Annuity Options. No Surrender Charge will be applied upon annuitization at any time. We may offer additional Annuity Options in addition to those described above.

The contingent deferred sales charge schedule is as follows:

             GUARANTEE                      INITIAL              SUBSEQUENT
            PERIOD YEAR                 GUARANTEE PERIOD      GUARANTEE PERIOD
--------------------------------------------------------------------------------
                 1                              6%                    4%
                 2                              6%                    3%
                 3                              5%                    2%
                 4                              4%                    2%
                 5                              3%                    2%
                 6                              2%                    2%
                 7                              2%                    2%
                 8                              2%                    2%
                 9                              1%                    1%
                 10                             0%                    0%

MARYLAND -- No full or partial surrenders at the end of a Guarantee Period shall be subject to a Surrender Charge or Market Value Adjustment for Charitable Remainder Trusts only.

MASSACHUSETTS -- Nursing home waiver of surrender charge rider is not permitted.

NEW YORK -- The contingent deferred sales charge schedule is as follows:

                                                         SUBSEQUENT
                                                      GUARANTEE PERIOD
      GUARANTEE              INITIAL           FIVE YEARS           FOUR YEARS
     PERIOD YEAR         GUARANTEE PERIOD      OR LONGER             OR LESS
--------------------------------------------------------------------------------
          1                      7%                 5%                   4%
          2                      6%                 4%                   3%
          3                      5%                 3%                   2%
          4                      4%                 2%                   1%
          5                      3%                 1%                   0%
          6                      2%                 0%                   0%
          7                      1%                 0%                   0%
          8                      0%                 0%                   0%
          9                      0%                 0%                   0%
         10                      0%                 0%                   0%

PENNSYLVANIA -- The eligible confinement requirement under the nursing home sales charge waiver is reduced from 180 to 90 days.

6. THE COMPANY

Hartford Life Insurance Company is the issuer of the Contract. Hartford Life Insurance Company is a life insurance company organized under the laws of Connecticut. Our home office is located at 200 Hopmeadow Street, Simsbury, CT 06089.

Hartford Life Insurance Company and its subsidiaries ("Hartford Life" or the "Company"), is a direct subsidiary of Hartford Life and Accident Insurance Company ("HLA"), a wholly owned subsidiary of Hartford Life, Inc. ("Hartford Life"). Hartford Life is an indirect subsidiary of The Hartford Financial Services Group, Inc. The Company, together with HLA, provides (i) retail and institutional investment products, including variable annuities, fixed market value adjusted ("MVA") and fixed annuities, (ii) whole life/variable universal life insurance, (iii) group benefits products such as group life and group disability insurance and (iv) annuity products through its international operations. The Company is one of the largest sellers of individual variable annuities, variable universal life insurance and group disability insurance in the United States.

Hartford Life Insurance Company is licensed to operate in all states and the District of Columbia. We intend to offer the Contract in any jurisdictions in which we are licensed.

7. INVESTMENTS BY HARTFORD LIFE

Our assets must be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate and commercial mortgages, real estate and certain other investments.

Contract reserves will be accounted for in a non-unitized, non-insulated separate account. Separate account assets may be commingled with investments from other modified guaranty annuity contracts. Owners have no priority claims on assets accounted for in this separate account. All our assets, including those accounted for in this separate account, are available to meet the guarantees under the Contracts and are available to meet our general obligations. Subject to state insurance department approvals, we may transfer assets between the separate account and our general account from time to time.

In establishing Guaranteed Interest Rates, we intend to take into account the yields available on the instruments in which we intend to invest the proceeds from the Contracts. Our investment strategy with respect to the proceeds attributable to the Contracts will generally be to invest in investment-grade (or comparable investment quality) debt instruments having durations tending to match the applicable Guarantee Periods. The foregoing notwithstanding, we may also invest in other securities; including but not limited to, U.S. Treasury obligations, U.S. Government agency and instrumentality obligations, mortgage-backed securities and high-yield (junk) bonds. We are not obligated to invest the proceeds attributable to the Contract according to any particular strategy, except as may be required by applicable law. The investment strategy applied to separate account investments from these contracts may not necessarily be consistent with investment strategies applied with respect to

HARTFORD LIFE INSURANCE COMPANY                                           17

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investments from other modified guaranty annuity contract investments held within this separate account.

Assets and reserves associated with the Access Account will be held in our General Account. Owners have no priority claims on assets accounted for in this General Account. All our assets, are available to meet the guarantees under the Contracts and are available to meet our general obligations.

8. EXPERTS


The consolidated financial statements, and the related financial statement schedules for the year ended December 31, 2009, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K dated December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated February 23, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting and reporting for other-than-temporary impairments in 2009 and for the fair value measurement of financial instruments in 2008), which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


Richard J. Wirth, Assistant General Counsel for Hartford Life Insurance Company has passed upon the validity of the interests in the Contracts described in this Prospectus.

9. HOW CONTRACTS ARE SOLD


We have entered into a distribution agreement with our affiliate Hartford Securities Distribution Company, Inc. ("HSD") under which HSD serves as the principal underwriter for the Contracts, which are offered on a continuous basis. HSD is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the Financial Industry Regulatory Authority (FINRA). The principal business address of HSD is the same as ours. Hartford Life Distributors, LLC a subsidiary of Hartford Life Insurance Company, provides marketing support for us. Woodbury Financial Services, Inc. is another affiliated broker-dealer that sells this Contract.



HSD has entered into selling agreements with affiliated and unaffiliated broker-dealers, and financial institutions ("Financial Intermediaries") for the sale of the Contracts. We pay compensation to HSD for sales of the Contracts by Financial Intermediaries. HSD, in its role as principal underwriter, did not retain any underwriting commissions for the fiscal year ended December 31, 2009. Contracts will be sold by individuals who have been appointed by us as insurance agents and who are registered representatives of Financial Intermediaries ("registered representatives").


Financial Intermediaries receive commissions. Certain selected Financial Intermediaries also receive additional compensation. All or a portion of the payments we make to Financial Intermediaries may be passed on to registered representatives according to Financial Intermediaries' internal compensation practices.

Up front commissions paid to Financial Intermediaries generally, range from 0.25% to up to 3% of each Premium Payment depending on the length of the initial Guarantee Period selected.


Commission arrangements may vary from one Financial Intermediary to another. Under certain circumstances, your registered representative may be required to return all or a portion of the commissions paid.



As of December 31, 2009, we have entered into ongoing contractual arrangements to make Additional Payments to the following Financial Intermediaries for our entire suite of fixed annuities: Cuso Financial Services, L.P., Edward D. Jones & Co., L.P., National Planning Holdings (Invest Financial Corp., Investment Centers of America, Inc., National Planning Corp., SII Investments, Inc.), Sorrento Pacific.



Inclusion on this list does not imply that these sums necessarily constitute "special cash compensation" as defined by FINRA Conduct Rule 2830(l)(4). We will endeavor to update this listing annually and interim arrangements may not be reflected. We assume no duty to notify any investor whether their Registered Representative is or should be included in any such listing.



For the fiscal year ended December 31, 2009, Additional Payments did not in the aggregate exceed approximately $1.8 million (excluding corporate-sponsorship related perquisites) or approximately 0.04% of average assets.


10. TELEPHONE TRANSFERS

You may transfer your Contract Value to the Access Account or effect a variety of financial transactions by telephone. We will use reasonable procedures to confirm that your instructions are genuine. We require verification of account information and will record telephone instructions on tape. You will receive written confirmation of all financial transactions.

We may be liable for following unauthorized instructions if we fail to follow our established security procedures. However, you will bear the risk of a loss resulting from instructions entered by an unauthorized third party that we reasonably believe to be genuine.

We may modify or terminate these privileges at any time. You may find it difficult to exercise these privileges during times of extreme market volatility or due to circumstances beyond our control. We are not responsible for lost investment opportunities associated with your failure to transact business with us through the Internet, Interactive Voice Response or over the telephone.

18                                           HARTFORD LIFE INSURANCE COMPANY

-------------------------------------------------------------------------------

3. FEDERAL TAX CONSIDERATIONS

A. INTRODUCTION

The following summary of tax rules does not provide or constitute any tax advice. It provides only a general discussion of certain of the expected federal income tax consequences with respect to amounts contributed to, invested in or received from a Contract, based on our understanding of the existing provisions of the Internal Revenue Code ("Code"), Treasury Regulations thereunder, and public interpretations thereof by the IRS (e.g., Revenue Rulings, Revenue Procedures or Notices) or by published court decisions. This summary discusses only certain federal income tax consequences to United States Persons, and does not discuss state, local or foreign tax consequences. The term United States Persons means citizens or residents of the United States, domestic corporations, domestic partnerships, trusts or estates that are subject to United States federal income tax, regardless of the source of their income. See "Annuity Purchases by Nonresident Aliens and Foreign Corporations," regarding annuity purchases by non-U.S. citizens or residents.

We have prepared this summary after consultation with tax counsel, but no opinion of tax counsel has been obtained. We do not make any guarantee or representation regarding any tax status (e.g., federal, state, local or foreign) of any Contract or any transaction involving a Contract. In addition, there is always a possibility that the tax treatment of an annuity contract could change by legislation or other means (such as regulations, rulings or judicial decisions). Moreover, it is always possible that any such change in tax treatment could be made retroactive (that is, made effective prior to the date of the change). Accordingly, you should consult a qualified tax adviser for complete information and advice before purchasing a Contract.

In addition, although this discussion addresses certain tax consequences if you use the Contract in various arrangements, including Charitable Remainder Trusts, tax-qualified retirement arrangements, deferred compensation plans, split-dollar insurance arrangements or other employee benefit arrangements, this discussion is not exhaustive. The tax consequences of any such arrangement may vary depending on the particular facts and circumstances of each individual arrangement and whether the arrangement satisfies certain tax qualification or classification requirements. In addition, the tax rules affecting such an arrangement may have changed recently, e.g., by legislation or regulations that affect compensatory or employee benefit arrangements. Therefore, if you are contemplating the use of a Contract in any arrangement the value of which to you depends in part on its tax consequences, you should consult a qualified tax adviser regarding the tax treatment of the proposed arrangement and of any Contract used in it.


Pursuant to Section 3 of the federal Defense of Marriage Act ("DOMA"), same-sex marriages currently are not recognized for purposes of federal law. Therefore, the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Internal Revenue Code sections 72(s) and 401(a)(9) are currently NOT available to a same-sex spouse. Same-sex spouses who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax advisor. To the extent that an annuity contract or certificate accords to spouses other rights or benefits that are not affected by DOMA, same-sex spouses remain entitled to such rights or benefits to the same extent as any annuity holder's spouse.



The federal, as well as state and local, tax laws and regulations require the Company to report certain transactions with respect to Your contract (such as an exchange of or a distribution from the contract) to the Internal Revenue Service and state and local tax authorities, and generally to provide You with a copy of what was reported. This copy is not intended to supplant Your own records. It is Your responsibility to ensure that what You report to the Internal Revenue Service and other relevant taxing authorities on your income tax returns is accurate based on Your books and records. You should review whatever is reported to the taxing authorities by the Company against your own records, and in consultation with your own tax advisor, and should notify the Company if You find any discrepancies in case corrections have to be made.


THE DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL PURPOSES ONLY. SPECIAL TAX RULES MAY APPLY WITH RESPECT TO CERTAIN SITUATIONS THAT ARE NOT DISCUSSED HEREIN. EACH POTENTIAL PURCHASER OF A CONTRACT IS ADVISED TO CONSULT WITH A QUALIFIED TAX ADVISER AS TO THE CONSEQUENCES OF ANY AMOUNTS INVESTED IN A CONTRACT UNDER APPLICABLE FEDERAL, STATE, LOCAL OR FOREIGN TAX LAW.

B. TAXATION OF HARTFORD

We are taxed as a life insurance company under Subchapter L of Chapter 1 of the Code. We will own the assets underlying the Contracts. The income earned on such assets will be our income.

C. TAXATION OF ANNUITIES -- GENERAL PROVISIONS AFFECTING CONTRACTS NOT HELD IN TAX-QUALIFIED RETIREMENT PLANS

Section 72 of the Code governs the taxation of annuities in general.

    1.   NON-NATURAL PERSONS AS OWNERS

Pursuant to Code Section 72(u), an annuity contract held by a taxpayer other than a natural person generally is not treated as an annuity contract under the Code. Instead, such a non-natural Owner generally could be required to include in gross income currently for each taxable year the excess of (a) the sum of the Contract Value as of the close of the taxable year and all previous distributions under the Contract over (b) the sum of net premiums paid for the taxable year and any prior taxable year and the amount includable in gross income for any prior taxable

HARTFORD LIFE INSURANCE COMPANY                                           19

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year with respect to the Contract under Section 72(u). However, Section 72(u)
does not apply to:

- A contract the nominal owner of which is a non-natural person but the beneficial owner of which is a natural person (e.g., where the non-natural owner holds the contract as an agent for the natural person);

- A contract acquired by the estate of a decedent by reason of such decedent's death;

- Certain contracts acquired with respect to tax-qualified retirement arrangements;

- Certain contracts held in structured settlement arrangements that may qualify under Code Section 130; or

- A single premium immediate annuity contract under Code Section 72(u)(4), which provides for substantially equal periodic payments and an annuity starting date that is no later than 1 year from the date of the contract's purchase.

A non-natural Owner that is a tax-exempt entity for federal tax purposes (e.g., a tax-qualified retirement trust or a Charitable Remainder Trust) generally would not be subject to federal income tax as a result of such current gross income under Code Section 72(u). However, such a tax-exempt entity, or any annuity contract that it holds, may need to satisfy certain tax requirements in order to maintain its qualification for such favorable tax treatment. See, e.g., IRS Tech. Adv. Memo. 9825001 for certain Charitable Remainder Trusts.

Pursuant to Code Section 72(s), if the Owner is a non-natural person, the primary annuitant is treated as the "holder" in applying the required distribution rules described below. These rules require that certain distributions be made upon the death of a "holder." In addition, for a non-natural owner, a change in the primary annuitant is treated as the death of the "holder." However, the provisions of Code Section 72(s) do not apply to certain contracts held in tax-qualified retirement arrangements or structured settlement arrangements.

    2.   OTHER OWNERS (NATURAL PERSONS).

An Owner is not taxed on increases in the value of the Contract until an amount is received or deemed received, e.g., in the form of a lump sum payment (full or partial value of a Contract) or as Annuity payments under the settlement option elected.

The provisions of Section 72 of the Code concerning distributions are summarized briefly below. Also summarized are special rules affecting distributions from Contracts obtained in a tax-free exchange for other annuity contracts or life insurance contracts, which were purchased prior to August 14, 1982.

       a.   DISTRIBUTIONS PRIOR TO THE ANNUITY COMMENCEMENT DATE.

i. Total premium payments less amounts received which were not includable in gross income equal the "investment in the contract" under Section 72 of the Code.

ii. To the extent that the value of the Contract (ignoring any surrender charges except on a Full Surrender) exceeds the "investment in the contract," such excess constitutes the "income on the contract." It is unclear what value should be used in determining the "income on the contract." We believe that the current Contract Value (determined without regard to surrender charges) generally is an appropriate measure. However, in some instances the IRS could take the position that the value should be the current Contract Value (determined without regard to surrender charges) increased by some measure of the value of certain future cash-value type benefits.

iii. Any amount received or deemed received prior to the Annuity Commencement Date (e.g., upon a withdrawal or partial surrender) is deemed to come first from any such "income on the contract" and then from "investment in the contract," and for these purposes such "income on the contract" shall be computed by reference to any aggregation rule in subparagraph 2.c. below. As a result, any such amount received or deemed received (1) shall be includable in gross income to the extent that such amount does not exceed any such "income on the contract," and (2) shall not be includable in gross income to the extent that such amount does exceed any such "income on the contract." If at the time that any amount is received or deemed received there is no "income on the contract" (e.g., because the gross value of the Contract does not exceed the "investment in the contract" and no aggregation rule applies), then such amount received or deemed received will not be includable in gross income, and will simply reduce the "investment in the contract."

iv. The receipt of any amount as a loan under the Contract or the assignment or pledge of any portion of the value of the Contract shall be treated as an amount received for purposes of this subparagraph a. and the next subparagraph b.

v. In general, the transfer of the Contract, without full and adequate consideration, will be treated as an amount received for purposes of this subparagraph a. and the next subparagraph b. This transfer rule does not apply, however, to certain transfers of property between spouses or incident to divorce.

       b.  DISTRIBUTIONS AFTER ANNUITY COMMENCEMENT DATE.

Annuity payments made periodically after the Annuity Commencement Date are includable in gross income to the extent the payments exceed the amount determined by the application of the ratio of the "investment in the contract" to the total amount of the payments to be made after the Annuity Commencement Date (the "exclusion ratio").

i. When the total of amounts excluded from income by application of the exclusion ratio is equal to the investment in the contract as of the Annuity Commencement Date, any additional payments (including surrenders) will be entirely includable in gross income.

20                                           HARTFORD LIFE INSURANCE COMPANY

-------------------------------------------------------------------------------

ii. If the annuity payments cease by reason of the death of the Annuitant and, as of the date of death, the amount of annuity payments excluded from gross income by the exclusion ratio does not exceed the investment in the contract as of the Annuity Commencement Date, then the remaining portion of unrecovered investment shall be allowed as a deduction for the last taxable year of the Annuitant.

iii. Generally, non-periodic amounts received or deemed received after the Annuity Commencement Date are not entitled to any exclusion ratio and shall be fully includable in gross income. However, upon a Full Surrender after such date, only the excess of the amount received (after any surrender charge) over the remaining "investment in the contract" shall be includable in gross income (except to the extent that the aggregation rule referred to in the next subparagraph c. may apply).

       c.   AGGREGATION OF TWO OR MORE ANNUITY CONTRACTS.

Contracts issued after October 21, 1988 by the same insurer (or affiliated insurer) to the same owner within the same calendar year (other than certain contracts held in connection with tax-qualified retirement arrangements) will be aggregated and treated as one annuity contract for the purpose of determining the taxation of distributions prior to the Annuity Commencement Date. An annuity contract received in a tax-free exchange for another annuity contract or life insurance contract may be treated as a new contract for this purpose. We believe that for any Contracts subject to such aggregation, the values under the Contracts and the investment in the contracts will be added together to determine the taxation under subparagraph 2.a., above, of amounts received or deemed received prior to the Annuity Commencement Date. Withdrawals will be treated first as withdrawals of income until all of the income from all such Contracts is withdrawn. In addition, the Treasury Department has specific authority under the aggregation rules in Code Section 72(e)(12) to issue regulations to prevent the avoidance of the income-out-first rules for non-periodic distributions through the serial purchase of annuity contracts or otherwise. As of the date of this prospectus, there are no regulations interpreting these aggregation provisions.

       d. 10% PENALTY TAX -- APPLICABLE TO CERTAIN WITHDRAWALS AND ANNUITY PAYMENTS.

i. If any amount is received or deemed received on the Contract (before or after the Annuity Commencement Date), the Code applies a penalty tax equal to ten percent of the portion of the amount includable in gross income, unless an exception applies.

ii.  The 10% penalty tax will not apply to the following distributions:

       1. Distributions made on or after the date the recipient has attained the age of 59 1/2.

       2. Distributions made on or after the death of the holder or where the holder is not an individual, the death of the primary annuitant.

       3.   Distributions attributable to a recipient becoming disabled.

       4. A distribution that is part of a scheduled series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the recipient (or the joint lives or life expectancies of the recipient and the recipient's designated Beneficiary).

       5. Distributions made under certain annuities issued in connection with structured settlement agreements.

       6. Distributions of amounts which are allocable to the "investment in the contract" prior to August 14, 1982 (see next subparagraph e.).

       7. Distributions purchased by an employer upon termination of certain qualified plans and held by the employer until the employee separates from service.

If the taxpayer avoids this 10% penalty tax by qualifying for the substantially equal periodic payments exception and later such series of payments is modified (other than by death or disability), the 10% penalty tax will be applied retroactively to all the prior periodic payments (i.e., penalty tax plus interest thereon), unless such modification is made after both (a) the taxpayer has reached age 59 1/2 and (b) 5 years have elapsed since the first of these periodic payments.

       e. SPECIAL PROVISIONS AFFECTING CONTRACTS OBTAINED THROUGH A TAX-FREE EXCHANGE OF OTHER ANNUITY OR LIFE INSURANCE CONTRACTS PURCHASED PRIOR TO AUGUST 14, 1982.

If the Contract was obtained by a tax-free exchange of a life insurance or annuity Contract purchased prior to August 14, 1982, then any amount received or deemed received prior to the Annuity Commencement Date shall be deemed to come
(1) first from the amount of the "investment in the contract" prior to August 14, 1982 ("pre-8/14/82 investment") carried over from the prior Contract, (2) then from the portion of the "income on the contract" (carried over to, as well as accumulating in, the successor Contract) that is attributable to such pre-8/14/82 investment, (3) then from the remaining "income on the contract" and
(4) last from the remaining "investment in the contract." As a result, to the extent, that such amount received or deemed received does not exceed such pre-8/14/82 investment; such amount is not includable in gross income. In addition, to the extent that such amount received or deemed received does not exceed the sum of (a) such pre-8/14/82 investment and (b) the "income on the contract" attributable thereto, such amount is not subject to the 10% penalty tax. In all other respects, amounts received or deemed received from such post-exchange Contracts are generally subject to the rules described in this subparagraph e.

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       f.   REQUIRED DISTRIBUTIONS.

i.   Death of Owner of Primary Annuitant

      Subject to the alternative election or spouse beneficiary provisions in ii or iii below:

       1. If any Owner dies on or after the Annuity Commencement Date and before the entire interest in the Contract has been distributed, the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution being used as of the date of such death;

       2. If any Owner dies before the Annuity Commencement Date, the entire interest in the Contract shall be distributed within 5 years after such death; and

       3. If the Owner is not an individual, then for purposes of 1 or 2 above, the primary annuitant under the Contract shall be treated as the Owner, and any change in the primary annuitant shall be treated as the death of the Owner. The primary annuitant is the individual, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract.

ii.  Alternative Election to Satisfy Distribution Requirements

      If any portion of the interest of an Owner described in i. above is payable to or for the benefit of a designated beneficiary, such beneficiary may elect to have the portion distributed over a period that does not extend beyond the life or life expectancy of the beneficiary. Such distributions must begin within a year of the Owner's death.

iii.  Spouse Beneficiary

      If any portion of the interest of an Owner is payable to or for the benefit of his or her spouse, and the Annuitant or Contingent Annuitant is living, such spouse shall be treated as the Owner of such portion for purposes of section i. above. This spousal contract continuation shall apply only once for this contract.

iv.  Civil Union or Domestic Partner

      Upon the death of the Contract Owner prior to the Annuity Commencement Date, if the designated beneficiary is the surviving civil union or domestic partner of the Contract Owner pursuant to a civil union or domestic partnership recognized under state law, then such designated beneficiary's right to continue the Contract as the succeeding Contract Owner will be contingent, among other things, upon the treatment of such designated beneficiary as the spouse of the Contract Owner under Code
      Section 72(s) (or any successor provision). Currently, Federal tax law only recognizes spouses if they are married individuals of the opposite sex. Consequently, such designated beneficiary who is not recognized as a "spouse" under Federal tax law will not be able to continue the Contract and the entire interest in the Contract must be distributed within five years of the Contract Owner's death or under the Alternative Election.

       g.   ADDITION OF RIDER OR MATERIAL CHANGE

The addition of a rider to the Contract, or a material change in the Contract's provisions, could cause it to be considered newly issued or entered into for tax purposes, and thus could cause the Contract to lose certain grandfathered tax status. Please contact your tax adviser for more information.

       h.  PARTIAL EXCHANGES

The IRS in Rev. Rule. 2003-76 confirmed that the owner of an annuity contract can direct its insurer to transfer a portion of the contract's cash value directly to another annuity contract (issued by the same insurer or by a different insurer), and such a direct transfer can qualify for tax-free exchange treatment under Code Section 1035 (a "partial exchange"). However, Rev. Rule. 2003-76 also refers to caveats and additional guidance in the companion Notice 2003-51, which discusses cases in which a partial exchange is followed by a surrender, withdrawal or other distribution from either the old contract or the new contract. Notice 2003-51 specifically indicates that the IRS is considering
(1) under what circumstances it should treat a partial exchange followed by such a distribution within 24 months as presumptively for "tax avoidance" purposes (e.g., to avoid the income-out-first rules on amounts received under Code
Section 72) and (2) what circumstances it should treat as rebutting such a presumption (e.g., death, disability, reaching age 59 1/2, divorce or loss of employment). Notice 2003-51 was superseded by Revenue Procedure 2008-24, effective for partial exchanges completed on or after June 30, 2008. Partial exchanges completed on or after this date will qualify for tax free treatment if: (1) no amounts are withdrawn from, or received in surrender of, either of the contract involved in the exchange during the twelve months beginning on the date on which amounts are treated as received as premiums or other consideration paid for the contract received in the exchange (the date of the transfer); or
(2) the taxpayer demonstrates that certain conditions (e.g., death, disability, reaching age 59 1/2, divorce, loss of employment) occurred between the date of transfer and the date of the withdrawal or surrender. A transfer within the scope of the revenue procedure, but not treated as a tax-free exchange, will be treated as a taxable distribution, followed by a payment for a second contract. Two annuity contracts that are the subject of a tax-free exchange pursuant to the revenue procedure will not be aggregated, even if issued by the same insurance company. We advise you to consult with a qualified tax adviser as to potential tax consequences before attempting any partial exchange.

The applicability of the IRS's partial exchange guidance to the splitting of an annuity contract is not clear. You should consult with a tax adviser if you plan to split an annuity contract as part of an exchange of annuity contracts.

D. FEDERAL INCOME TAX WITHHOLDING

The portion of an amount received under a Contract that is taxable gross income to the recipient is also subject to federal

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income tax withholding, pursuant to Code Section 3405, which requires the following:

    1. Non-Periodic Distributions. The portion of a non-periodic distribution that is includable in gross income is subject to federal income tax withholding unless the recipient elects not to have such tax withheld ("election out"). We will provide such an "election out" form at the time such a distribution is requested. If the necessary "election out" forms are not submitted to us in a timely manner, we are required to withhold 10 percent of the includable amount of distribution and remit it to the IRS.

    2. Periodic Distributions (payable over a period greater than one year). The portion of a periodic distribution that is includable in gross income is subject to federal income tax withholding as if the recipient were married claiming three exemptions, unless the recipient elects otherwise. A recipient may elect out of such withholding, or elect to have income tax withheld at a different rate, by providing a completed election form. We will provide such an election form at the time such a distribution is requested. If the necessary "election out" forms are not submitted to us in a timely manner, we are required to withhold tax as if the recipient were married claiming three exemptions, and remit the tax to the IRS.

Generally, no "election out" is permitted if the distribution is delivered outside the United States and any possession of the United States. Regardless of any "election out" (or any amount of tax actually withheld) on an amount received from a Contract, the recipient is generally liable for any failure to pay the full amount of tax due on the includable portion of such amount received. You also may be required to pay penalties under the estimated income tax rules, if your withholding and estimated tax payments are insufficient to satisfy your total tax liability.

E. GENERAL PROVISIONS AFFECTING QUALIFIED RETIREMENT PLANS

The Contract may be used for a number of qualified retirement plans. If the Contract is being purchased with respect to some form of qualified retirement plan, please refer to the section entitled "Information Regarding Tax-Qualified Retirement Plans" below for information relative to the types of plans for which it may be used and the general explanation of the tax features of such plans.

F. ANNUITY PURCHASES BY NONRESIDENT ALIENS AND FOREIGN CORPORATIONS

The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal income tax and withholding on taxable annuity distributions at a 30% rate, unless a lower treaty rate applies and any required tax forms are submitted to us. If withholding tax applies, we are required to withhold tax at a 30% rate, or a lower treaty rate if applicable, and remit it to the IRS. In addition, purchasers may be subject to state premium tax, other state and/or municipal taxes, and taxes that may be imposed by the purchaser's country of citizenship or residence.

G. ESTATE, GIFT AND GENERATION-SKIPPING TAX AND RELATED TAX CONSIDERATIONS

Any amount payable upon an Owner's death, whether before or after the Annuity Commencement Date, is generally includable in the Owner's estate for federal estate tax purposes. Similarly, prior to the Owner's death, the payment of any amount from the Contract, or the transfer of any interest in the Contract, to a beneficiary or other person for less than adequate consideration may have federal gift tax consequences. In addition, any transfer to, or designation of, a non-spouse beneficiary who either is (1) 37 1/2 or more years younger than an Owner or (2) a grandchild (or more remote further descendent) of an Owner may have federal generation-skipping-transfer ("GST") tax consequences under Code
Section 2601. Regulations under Code Section 2662 may require us to deduct any such GST tax from your Contract, or from any applicable payment, and pay it directly to the IRS. However, any federal estate, gift or GST tax payment with respect to a Contract could produce an offsetting income tax deduction for a beneficiary or transferee under Code Section 691(c) (partially offsetting such federal estate or GST tax) or a basis increase for a beneficiary or transferee under Code Section 691(c) or Section 1015(d). In addition, as indicated above in "Distributions Prior to the Annuity Commencement Date," the transfer of a Contract for less than adequate consideration during the Owner's lifetime generally is treated as producing an amount received by such Owner that is subject to both income tax and the 10% penalty tax. To the extent that such an amount deemed received causes an amount to be includable currently in such Owner's gross income, this same income amount could produce a corresponding increase in such Owner's tax basis for such Contract that is carried over to the transferee's tax basis for such Contract under Code Section 72(e) (4) (C)(iii) and Section 1015.

H. TAX DISCLOSURE OBLIGATIONS

In some instances certain transactions must be disclosed to the IRS or penalties could apply. See, for example, IRS Notice 2004-67. The Code also requires certain "material advisers" to maintain a list of persons participating in such "reportable transactions," which list must be furnished to the IRS upon request. It is possible that such disclosures could be required by Hartford, the Owner(s) or other persons involved in transactions involving annuity contracts. It is the responsibility of each party, in consultation with their tax and legal advisers, to determine whether the particular facts and circumstances warrant such disclosures.

I. INFORMATION REGARDING TAX-QUALIFIED RETIREMENT PLANS


This summary does not attempt to provide more than general information about the federal income tax rules associated with use of a Contract by a tax-qualified retirement plan. State income tax rules applicable to tax-qualified retirement plans often differ from federal income tax rules, and this summary does not describe any of these differences. Because of the complexity of the tax rules, owners, participants and


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beneficiaries are encouraged to consult their own tax advisors as to specific tax consequences.

The Contracts are available to a variety of tax-qualified retirement plans and arrangements (a "Qualified Plan" or "Plan"). Tax restrictions and consequences for Contracts, accounts under each type of Qualified Plan differ from each other and from those for Non-Qualified Contracts. In addition, individual Qualified Plans may have terms and conditions that impose additional rules. Therefore, no attempt is made herein to provide more than general information about the use of the Contract with the various types of Qualified Plans. Participants under such Qualified Plans, as well as Contract Owners, annuitants and beneficiaries, are cautioned that the rights of any person to any benefits under such Qualified Plans may be subject to terms and conditions of the Plans themselves or limited by applicable law, regardless of the terms and conditions of the Contract issued in connection therewith. Qualified Plans generally provide for the tax deferral of income regardless of whether the Qualified Plan invests in an annuity or other investment. You should consider if the Contract is a suitable investment if you are investing through a Qualified Plan.

THE FOLLOWING IS ONLY A GENERAL DISCUSSION ABOUT TYPES OF QUALIFIED PLANS FOR WHICH THE CONTRACTS MAY BE AVAILABLE. WE ARE NOT THE PLAN ADMINISTRATOR FOR ANY QUALIFIED PLAN. THE PLAN ADMINISTRATOR OR CUSTODIAN, WHICHEVER IS APPLICABLE, (BUT NOT US) IS RESPONSIBLE FOR ALL PLAN ADMINISTRATIVE DUTIES INCLUDING, BUT NOT LIMITED TO, NOTIFICATION OF DISTRIBUTION OPTIONS, DISBURSEMENT OF PLAN BENEFITS, HANDLING ANY PROCESSING AND ADMINISTRATION OF QUALIFIED PLAN LOANS, COMPLIANCE REGULATORY REQUIREMENTS AND FEDERAL AND STATE TAX REPORTING OF INCOME/DISTRIBUTIONS FROM THE PLAN TO PLAN PARTICIPANTS AND, IF APPLICABLE, BENEFICIARIES OF PLAN PARTICIPANTS AND IRA CONTRIBUTIONS FROM PLAN PARTICIPANTS. OUR ADMINISTRATIVE DUTIES ARE LIMITED TO ADMINISTRATION OF THE CONTRACT AND ANY DISBURSEMENTS OF ANY CONTRACT BENEFITS TO THE OWNER, ANNUITANT OR BENEFICIARY OF THE CONTRACT, AS APPLICABLE. OUR TAX REPORTING RESPONSIBILITY IS LIMITED TO FEDERAL AND STATE TAX REPORTING OF INCOME/DISTRIBUTIONS TO THE APPLICABLE PAYEE AND IRA CONTRIBUTIONS FROM THE OWNER OF A CONTRACT, AS RECORDED ON OUR BOOKS AND RECORDS. IF YOU ARE PURCHASING A QUALIFIED CONTRACT, YOU SHOULD CONSULT WITH YOUR PLAN ADMINISTRATOR AND/OR A QUALIFIED TAX ADVISER. YOU ALSO SHOULD CONSULT WITH A QUALIFIED TAX ADVISER AND/OR PLAN ADMINISTRATOR BEFORE YOU WITHDRAW ANY PORTION OF YOUR CONTRACT VALUE.

The tax rules applicable to Qualified Contracts and Qualified Plans, including restrictions on contributions and distributions, taxation of distributions and tax penalties, vary according to the type of Qualified Plan, as well as the terms and conditions of the Plan itself. Various tax penalties may apply to contributions in excess of specified limits, plan distributions (including loans) that do not comply with specified limits, or other restrictions and certain other transactions relating to such Plans. Accordingly, this summary provides only general information about the tax rules associated with use of a Qualified Contract in such a Qualified Plan. In addition, some Qualified Plans are subject to distribution and other requirements that are not incorporated into our administrative procedures. Owners, participants and beneficiaries are responsible for determining that contributions, distributions and other transactions comply with applicable tax (and non-tax) law. Because of the complexity of these rules, Owners, participants and beneficiaries are advised to consult with a qualified tax adviser as to specific tax consequences.

We do not currently offer the Contracts in connection with all of the types of Qualified Plans discussed below, and may not offer the Contracts for all types of Qualified Plans in the future.

1. INDIVIDUAL RETIREMENT ANNUITIES ("IRAS").

In addition to "traditional" IRAs governed by Code Sections 408(a) and (b) ("Traditional IRAs"), there are Roth IRAs governed by Code Section 408A, SEP IRAs governed by Code Section 408(k), and SIMPLE IRAs governed by Code Section 408(p). Also, Qualified Plans under Code Section 401 or 457(b) that include after-tax employee contributions may be treated as deemed IRAs subject to the same rules and limitations as Traditional IRAs. Contributions to each of these types of IRAs are subject to differing limitations. The following is a very general description of each type of IRA for which a Contract is available.

     A.  TRADITIONAL IRAS

Traditional IRAs are subject to limits on the amounts that may be contributed each year, the persons who may be eligible to make contributions, and the time when minimum distributions must begin. Depending upon the circumstances of the individual, contributions to a Traditional IRA may be made on a deductible or non-deductible basis. Failure to make required minimum distributions ("RMDs") when the Owner reaches age 70 1/2 or dies, as described below, may result in imposition of a 50% penalty tax on any excess of the RMD amount over the amount actually distributed. In addition, any amount received before the Owner reaches age 59 1/2 or dies is subject to a 10% penalty tax on premature distributions, unless a special exception applies, as described below. Under Code Section 408(e), an IRA may not be used for borrowing (or as security for any loan) or in certain prohibited transactions, and such a transaction could lead to the complete tax disqualification of an IRA.

You (or your surviving spouse if you die) may rollover funds tax-free from certain existing Qualified Plans (such as proceeds from existing insurance contracts, annuity contracts or securities) into your Traditional IRA under certain circumstances, as indicated below. However, mandatory tax withholding of 20% may apply to any eligible rollover distribution from certain types of Qualified Plans if the distribution is not transferred directly to your Traditional IRA or another Qualified Plan. In addition, under Code Section 402(c)(11), a non-spouse "designated beneficiary" of a deceased Plan participant may make a tax-free "direct rollover" (in the form of a direct transfer between Plan fiduciaries, as described below in "Rollover Distributions") from certain Qualified Plans to a Traditional IRA for such beneficiary, but such Traditional IRA must be designated and treated as an "inherited IRA" that remains subject to applicable RMD rules (as if such IRA had been inherited from the deceased Plan participant). Certain Plans may not allow such rollovers.


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     B.  SEP IRAS

Code Section 408(k) provides for a Traditional IRA in the form of an employer-sponsored defined contribution plan known as a Simplified Employee Pension ("SEP") or a SEP IRA. A SEP IRA can have employer contributions, employee and salary reduction contributions, as well as higher overall contribution limits than a Traditional IRA, but a SEP is also subject to special tax-qualification requirements (e.g., on participation, nondiscrimination and withdrawals) and sanctions. Otherwise, a SEP IRA is generally subject to the same tax rules as for a Traditional IRA, which are described above. Please note that the IRA rider for the Contract has provisions that are designed to maintain the Contract's tax qualification as an IRA, and therefore could limit certain benefits under the Contract (including endorsement, rider or option benefits) to maintain the Contract's tax qualification.

     C.  SIMPLE IRAS

The Savings Incentive Match Plan for Employees of Small Employers ("SIMPLE Plan") is a form of an employer-sponsored Qualified Plan that provides IRA benefits for the participating employees ("SIMPLE IRAs"). Depending upon the SIMPLE Plan, employers may make plan contributions into a SIMPLE IRA established by each eligible participant. Like a Traditional IRA, a SIMPLE IRA is subject to the 50% penalty tax for failure to make a full RMD, and to the 10% penalty tax on premature distributions, as described below. In addition, the 10% penalty tax is increased to 25% for amounts received during the 2-year period beginning on the date you first participated in a qualified salary reduction arrangement pursuant to a SIMPLE Plan maintained by your employer under Code Section 408(p)(2). Contributions to a SIMPLE IRA may be either salary deferral contributions or employer contributions, and these are subject to different tax limits from those for a Traditional IRA. Please note that the SIMPLE IRA rider for the Contract has provisions that are designed to maintain the Contract's tax qualification as an SIMPLE IRA, and therefore could limit certain benefits under the Contract (including endorsement, rider or option benefits) to maintain the Contract's tax qualification.

A SIMPLE Plan may designate a single financial institution (a Designated Financial Institution) as the initial trustee, custodian or issuer (in the case of an annuity contract) of the SIMPLE IRA set up for each eligible participant. However, any such Plan also must allow each eligible participant to have the balance in his SIMPLE IRA held by the Designated Financial Institution transferred without cost or penalty to a SIMPLE IRA maintained by a different financial institution. Absent a Designated Financial Institution, each eligible participant must select the financial institution to hold his SIMPLE IRA, and notify his employer of this selection.

If we do not serve as the Designated Financial Institution for your employer's SIMPLE Plan, for you to use one of our Contracts as a SIMPLE IRA, you need to provide your employer with appropriate notification of such a selection under the SIMPLE Plan. If you choose, you may arrange for a qualifying transfer of any amounts currently held in another SIMPLE IRA for your benefit to your SIMPLE IRA with us.

     D.  ROTH IRAS


Code Section 408A permits eligible individuals to establish a Roth IRA. Contributions to a Roth IRA are not deductible, but withdrawals of amounts contributed and the earnings thereon that meet certain requirements are not subject to federal income tax. In general, Roth IRAs are subject to limitations on the amounts that may be contributed by the persons who may be eligible to contribute, certain Traditional IRA restrictions, and certain RMD rules on the death of the Contract Owner. Unlike a Traditional IRA, Roth IRAs are not subject to RMD rules during the Contract Owner's lifetime. Generally, however, upon the Owner's death the amount remaining in a Roth IRA must be distributed by the end of the fifth year after such death or distributed over the life expectancy of a designated beneficiary. The Owner of a Traditional IRA or other qualified plan assets may convert a Traditional IRA into a Roth IRA under certain circumstances. The conversion of a Traditional IRA or other qualified plan assets to a Roth IRA will subject the fair market value of the converted Traditional IRA to federal income tax in the year of conversion (special rules apply to 2010 conversions). In addition to the amount held in the converted Traditional IRA, the fair market value may include the value of additional benefits provided by the annuity contract on the date of conversion, based on reasonable actuarial assumptions. Tax-free rollovers from a Roth IRA can be made only to another Roth IRA under limited circumstances, as indicated below. After 2007, distributions from eligible Qualified Plans can be "rolled over" directly (subject to tax) into a Roth IRA under certain circumstances. Anyone considering the purchase of a Qualified Contract as a Roth IRA or a "conversion" Roth IRA should consult with a qualified tax adviser. Please note that the Roth IRA rider for the Contract has provisions that are designed to maintain the Contract's tax qualification as a Roth IRA, and therefore could limit certain benefits under the Contract (including endorsement, rider or option benefits) to maintain the Contract's tax qualification.


2. QUALIFIED PENSION OR PROFIT-SHARING PLAN OR SECTION 401(k) PLAN

Provisions of the Code permit eligible employers to establish a tax-qualified pension or profit sharing plan (described in Section 401(a), and Section 401(k) if applicable, and exempt from taxation under Section 501(a)). Such a Plan is subject to limitations on the amounts that may be contributed, the persons who may be eligible to participate, the amounts of "incidental" death benefits, and the time when RMDs must commence. In addition, a Plan's provision of incidental benefits may result in currently taxable income to the participant for some or all of such benefits. Amounts may be rolled over tax-free from a Qualified Plan to another Qualified Plan under certain circumstances, as described below. Anyone considering the use of a Qualified Contract in connection with such a Qualified Plan should seek competent tax and other legal advice.

In particular, please note that these tax rules provide for limits on death benefits provided by a Qualified Plan (to keep such death benefits "incidental" to qualified retirement benefits), and

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a Qualified Plan (or a Qualified Contract) often contains provisions that effectively limit such death benefits to preserve the tax qualification of the Qualified Plan (or Qualified Contract). In addition, various tax-qualification rules for Qualified Plans specifically limit increases in benefits once RMDs begin, and Qualified Contracts are subject to such limits. As a result, the amounts of certain benefits that can be provided by any option under a Qualified Contract may be limited by the provisions of the Qualified Contract or governing Qualified Plan that are designed to preserve its tax qualification.

3. DEFERRED COMPENSATION PLANS UNDER SECTION 457 ("SECTION 457 PLANS")


Certain governmental employers, or tax-exempt employers other than a governmental entity, can establish a Deferred Compensation Plan under Code
Section 457. For these purposes, a "governmental employer" is a State, a political subdivision of a State, or an agency or an instrumentality of a State or political subdivision of a State. A Deferred Compensation Plan that meets the requirements of Code Section 457(b) is called an "Eligible Deferred Compensation Plan" or "Section 457(b) Plan." Code Section 457(b) limits the amount of contributions that can be made to an Eligible Deferred Compensation Plan on behalf of a participant. Generally, the limitation on contributions is the lesser of (1) 100% of a participant's includible compensation or (2) the applicable dollar amount, equal to $16,500 for 2009. The $15,000 limit may be indexed for cost-of-living adjustments at $500 increments in future years. The Plan may provide for additional "catch-up" contributions during the three taxable years ending before the year in which certain participants attain normal retirement age. In addition, with an eligible Deferred Compensation Plan for a governmental employer, the contribution limitation may be increased under Code
Section 457(e)(18) to allow certain "catch-up" contributions for individuals who have attained age 50, but only one "catch-up" may be used in a particular year. In addition, under Code Section 457(d) a Section 457(b) Plan may not make amounts available for distribution to participants or beneficiaries before (1) the calendar year in which the participant attains age 70 1/2, (2) the participant has a severance from employment (including death), or (3) the participant is faced with an unforeseeable emergency (as determined in accordance with regulations).


Under Code Section 457(g) all of the assets and income of an Eligible Deferred Compensation Plan for a governmental employer must be held in trust for the exclusive benefit of participants and their beneficiaries. For this purpose, annuity contracts and custodial accounts described in Code Section 401(f) are treated as trusts. This trust requirement does not apply to amounts under an Eligible Deferred Compensation Plan of a tax-exempt (non-governmental) employer. In addition, this trust requirement does not apply to amounts held under a Deferred Compensation Plan of a governmental employer that is not a Section 457(b) Plan. Where the trust requirement does not apply, amounts held under a
Section 457 Plan must remain subject to the claims of the employer's general creditors under Code Section 457(b)(6).

4. TAXATION OF AMOUNTS RECEIVED FROM QUALIFIED PLANS

Except under certain circumstances in the case of Roth IRAs, amounts received from Qualified Contracts or Plans generally are taxed as ordinary income under Code Section 72, to the extent that they are not treated as a tax-free recovery of after-tax contributions or other "investment in the contract." For annuity payments and other amounts received after the Annuity Commencement Date from a Qualified Contract or Plan, the tax rules for determining what portion of each amount received represents a tax-free recovery of "investment in the contract" are generally the same as for Non-Qualified Contracts, as described above.

For non-periodic amounts from certain Qualified Contracts or Plans, Code Section 72(e)(8) provides special rules that generally treat a portion of each amount received as a tax-free recovery of the "investment in the contract," based on the ratio of the "investment in the contract" over the Contract Value at the time of distribution. However, in determining such a ratio, certain aggregation rules may apply and may vary, depending on the type of Qualified Contract or Plan. For instance, all Traditional IRAs owned by the same individual are generally aggregated for these purposes, but such an aggregation does not include any IRA inherited by such individual or any Roth IRA owned by such individual.

In addition, penalty taxes, mandatory tax withholding or rollover rules may apply to amounts received from a Qualified Contract or Plan, as indicated below, and certain exclusions may apply to certain distributions (e.g., distributions from an eligible Government Plan to pay qualified health insurance premiums of an eligible retired public safety officer or, during 2007, certain distributions from an IRA for charitable purposes). Accordingly, you are advised to consult with a qualified tax adviser before taking or receiving any amount (including a loan) from a Qualified Contract or Plan.

5. PENALTY TAXES FOR QUALIFIED PLANS

Unlike Non-Qualified Contracts, Qualified Contracts are subject to federal penalty taxes not just on premature distributions, but also on excess contributions and failures to make required minimum distributions ("RMDs"). Penalty taxes on excess contributions can vary by type of Qualified Plan and which person made the excess contribution (e.g., employer or an employee). The penalty taxes on premature distributions and failures to make timely RMDs are more uniform, and are described in more detail below.

       a.   PENALTY TAXES ON PREMATURE DISTRIBUTIONS

Code Section 72(t) imposes a penalty income tax equal to 10% of the taxable portion of a distribution from certain types of Qualified Plans that is made before the employee reaches age 59 1/2. However, this 10% penalty tax does not apply to a distribution that is either:

(i) made to a beneficiary (or to the employee's estate) on or after the employee's death;

(ii) attributable to the employee's becoming disabled under Code Section
     72(m)(7);

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26                                           HARTFORD LIFE INSURANCE COMPANY

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(iii) part of a series of substantially equal periodic payments (not less frequently than annually -- "SEPPs") made for the life (or life expectancy) of the employee or the joint lives (or joint life expectancies) of such employee and a designated beneficiary ("SEPP Exception"), and for certain Qualified Plans (other than IRAs) such a series must begin after the employee separates from service;

(iv) (except for IRAs) made to an employee after separation from service after reaching age 55 (or made after age 50 in the case of a qualified public safety employee separated from certain government plans);

(v) (except for IRAs) made to an alternate payee pursuant to a qualified domestic relations order under Code Section 414(p) (a similar exception for IRAs in Code Section 408(d)(6) covers certain transfers for the benefit of a spouse or ex-spouse);

(vi) not greater than the amount allowable as a deduction to the employee for eligible medical expenses during the taxable year; or

(vii) certain qualified reservist distributions under Code Section 72(t)(2)(G) upon a call to active duty.

In addition, the 10% penalty tax does not apply to a distribution from an IRA that is either:

(viii) made after separation from employment to an unemployed IRA owner for health insurance premiums, if certain conditions are met;

(ix) not in excess of the amount of certain qualifying higher education expenses, as defined by Code Section 72(t)(7); or

(x)  for a qualified first-time homebuyer and meets the requirements of Code
     Section 72(t) (8).

If the taxpayer avoids this 10% penalty tax by qualifying for the SEPP Exception and later such series of payments is modified (other than by death or disability), the 10% penalty tax will be applied retroactively to all the prior periodic payments (i.e., penalty tax plus interest thereon), unless such modification is made after both (a) the employee has reached age 59 1/2 and (b) 5 years have elapsed since the first of these periodic payments.

For any premature distribution from a SIMPLE IRA during the first 2 years that an individual participates in a salary reduction arrangement maintained by that individual's employer under a SIMPLE Plan, the 10% penalty tax rate is increased to 25%.

       b.  RMDS AND 50% PENALTY TAX

If the amount distributed from a Qualified Contract or Plan is less than the amount of the required minimum distribution ("RMD") for the year, the participant is subject to a 50% penalty tax on the amount that has not been timely distributed.

An individual's interest in a Qualified Plan generally must be distributed, or begin to be distributed, not later than the Required Beginning Date. Generally, the Required Beginning Date is April 1 of the calendar year following the later of --

    (i)  the calendar year in which the individual attains age 70 1/2, or

    (ii) (except in the case of an IRA or a 5% owner, as defined in the Code) the calendar year in which a participant retires from service with the employer sponsoring a Qualified Plan that allows such a later Required Beginning Date.


A special rule applies to individuals who attained age 70 1/2 in 2009. Such individuals should consult with a qualified tax adviser before taking RMDs in 2010.


The entire interest of the individual must be distributed beginning no later than the Required Beginning Date over --

    (a) the life of the individual or the lives of the individual and a designated beneficiary (as specified in the Code), or

    (b) over a period not extending beyond the life expectancy of the individual or the joint life expectancy of the individual and a designated beneficiary.

If an individual dies before reaching the Required Beginning Date, the individual's entire interest generally must be distributed within 5 years after the individual's death. However, this RMD rule will be deemed satisfied if distributions begin before the close of the calendar year following the individual's death to a designated beneficiary and distribution is over the life of such designated beneficiary (or over a period not extending beyond the life expectancy of such beneficiary). If such beneficiary is the individual's surviving spouse, distributions may be delayed until the deceased individual would have attained age 70 1/2.

If an individual dies after RMDs have begun for such individual, any remainder of the individual's interest generally must be distributed at least as rapidly as under the method of distribution in effect at the time of the individual's death.

The RMD rules that apply while the Contract Owner is alive do not apply with respect to Roth IRAs. The RMD rules applicable after the death of the Owner apply to all Qualified Plans, including Roth IRAs. In addition, if the Owner of a Traditional or Roth IRA dies and the Owner's surviving spouse is the sole designated beneficiary, this surviving spouse may elect to treat the Traditional or Roth IRA as his or her own.

The RMD amount for each year is determined generally by dividing the account balance by the applicable life expectancy. This account balance is generally based upon the account value as of the close of business on the last day of the previous calendar year. RMD incidental benefit rules also may require a larger annual RMD amount, particularly when distributions are made over the joint lives of the Owner and an individual other than his or her spouse. RMDs also can be made in the form of annuity payments that satisfy the rules set forth in Regulations under the Code relating to RMDs.

HARTFORD LIFE INSURANCE COMPANY                                           27

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In addition, in computing any RMD amount based on a contract's account value, such account value must include the actuarial value of certain additional benefits provided by the contract. As a result, electing an optional benefit under a Qualified Contract may require the RMD amount for such Qualified Contract to be increased each year, and expose such additional RMD amount to the 50% penalty tax for RMDs if such additional RMD amount is not timely distributed.

6. TAX WITHHOLDING FOR QUALIFIED PLANS

Distributions from a Qualified Contract or Qualified Plan generally are subject to federal income tax withholding requirements. These federal income tax withholding requirements, including any "elections out" and the rate at which withholding applies, generally are the same as for periodic and non-periodic distributions from a Non-Qualified Contract, as described above, except where the distribution is an "eligible rollover distribution" (described below in "ROLLOVER DISTRIBUTIONS"). In the latter case, tax withholding is mandatory at a rate of 20% of the taxable portion of the "eligible rollover distribution," to the extent it is not directly rolled over to an IRA or other Eligible Retirement Plan (described below in "ROLLOVER DISTRIBUTIONS"). Payees cannot elect out of this mandatory 20% withholding in the case of such an "eligible rollover distribution."

Also, special withholding rules apply with respect to distributions from non-governmental Section 457(b) Plans, and to distributions made to individuals who are neither citizens nor resident aliens of the United States.

Regardless of any "election out" (or any actual amount of tax actually withheld) on an amount received from a Qualified Contract or Plan, the payee is generally liable for any failure to pay the full amount of tax due on the includable portion of such amount received. A payee also may be required to pay penalties under estimated income tax rules, if the withholding and estimated tax payments are insufficient to satisfy the payee's total tax liability.

7. ROLLOVER DISTRIBUTIONS

The current tax rules and limits for tax-free rollovers and transfers between Qualified Plans vary according to (1) the type of transferor Plan and transferee Plan, (2) whether the amount involved is transferred directly between Plan fiduciaries (a "direct transfer" or a "direct rollover") or is distributed first to a participant or beneficiary who then transfers that amount back into another eligible Plan within 60 days (a "60-day rollover"), and (3) whether the distribution is made to a participant, spouse or other beneficiary. Accordingly, we advise you to consult with a qualified tax adviser before receiving any amount from a Qualified Contract or Plan or attempting some form of rollover or transfer with a Qualified Contract or Plan.


For instance, generally any amount can be transferred directly from one type of Qualified Plan to the same type of Plan for the benefit of the same individual, without limit (or federal income tax), if the transferee Plan is subject to the same kinds of restrictions as the transfer or Plan and certain other conditions to maintain the applicable tax qualification are satisfied. Such a "direct transfer" between the same kinds of Plan is generally not treated as any form of "distribution" out of such a Plan for federal income tax purposes.



By contrast, an amount distributed from one type of Plan into a different type of Plan generally is treated as a "distribution" out of the first Plan for federal income tax purposes, and therefore to avoid being subject to federal income tax, such a distribution must qualify either as a "direct rollover" (made directly to another Plan fiduciary) or as a "60-day rollover." The tax restrictions and other rules for a "direct rollover" and a "60-day rollover" are similar in many ways, but if any "eligible rollover distribution" made from certain types of Qualified Plan is not transferred directly to another Plan fiduciary by a "direct rollover," then it is subject to mandatory 20% withholding, even if it is later contributed to that same Plan or other Qualified Plan in a "60-day rollover" by the recipient. If any amount less than 100% of such a distribution (e.g., the net amount after the 20% withholding) is transferred to another Plan in a "60-day rollover," the missing amount that is not rolled over remains subject to normal income tax plus any applicable penalty tax (e.g., 10% early distribution penalty).


Under Code Sections 402(f)(2)(A) and 3405(c)(3) an "eligible rollover distribution" (which is both eligible for rollover treatment and subject to 20% mandatory withholding absent a "direct rollover") is generally any distribution to an employee of any portion (or all) of the balance to the employee's credit in any of the following types of "Eligible Retirement Plan": (1) a Qualified Plan under Code Section 401(a) ("Qualified 401(a) Plan"), (2) a qualified annuity plan under Code Section 403(a) ("Qualified Annuity Plan"), (3) a governmental Section 457(b) Plan. However, an "eligible rollover distribution" does not include any distribution that is either --

    a.   an RMD amount;

    b. one of a series of substantially equal periodic payments (not less frequently than annually) made either (i) for the life (or life expectancy) of the employee or the joint lives (or joint life expectancies) of the employee and a designated beneficiary, or (ii) for a specified period of 10 years or more; or

    c.   any distribution made upon hardship of the employee.

Before making an "eligible rollover distribution," a Plan administrator generally is required under Code Section 402(f) to provide the recipient with advance written notice of the "direct rollover" and "60-day rollover" rules and the distribution's exposure to the 20% mandatory withholding if it is not made by "direct rollover." Generally, under Code Sections 402(c) and 457(e)(16), a "direct rollover" or a "60-day rollover" of an "eligible rollover distribution" can be made to a Traditional IRA or to another Eligible Retirement Plan that agrees to accept such a rollover. However, the maximum amount of an "eligible rollover distribution" that can qualify for a tax-free "60-day rollover" is limited to the amount that otherwise would be includable in gross income. By contrast, a "direct rollover" of an

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28                                           HARTFORD LIFE INSURANCE COMPANY

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"eligible rollover distribution" can include after-tax contributions as well, if the direct rollover is made either to a Traditional IRA or to another form of Eligible Retirement Plan that agrees to account separately for such a rollover, including accounting for such after-tax amounts separately from the otherwise taxable portion of this rollover. Separate accounting also is required for all amounts (taxable or not) that are rolled into a governmental Section 457(b) Plan from either a Qualified Section 401(a) Plan, Qualified Annuity Plan, TSA or IRA. These amounts, when later distributed from the governmental Section 457(b) Plan, are subject to any premature distribution penalty tax applicable to distributions from such a "predecessor" Qualified Plan.

Rollover rules for distributions from IRAs under Code Sections 408(d)(3) and 408A(d)(3) also vary according to the type of transferor IRA and type of transferee IRA or other Plan. For instance, generally no tax-free "direct rollover" or "60-day rollover" can be made between a "NonRoth IRA" (Traditional, SEP or SIMPLE IRA) and a Roth IRA, and a transfer from NonRoth IRA to a Roth IRA, or a "conversion" of a NonRoth IRA to a Roth IRA, is subject to special rules. In addition, generally no tax-free "direct rollover" or "60-day rollover" can be made between an "inherited IRA" (NonRoth or Roth) for a beneficiary and an IRA set up by that same individual as the original owner. Generally, any amount other than an RMD distributed from a Traditional or SEP IRA is eligible for a "direct rollover" or a "60-day rollover" to another Traditional IRA for the same individual. Similarly, any amount other than an RMD distributed from a Roth IRA is generally eligible for a "direct rollover" or a "60-day rollover" to another Roth IRA for the same individual. However, in either case such a tax-free 60-day rollover is limited to one per year (365-day period); whereas no 1-year limit applies to any such "direct rollover." Similar rules apply to a "direct rollover" or a "60-day rollover" of a distribution from a SIMPLE IRA to another SIMPLE IRA or a Traditional IRA, except that any distribution of employer contributions from a SIMPLE IRA during the initial 2-year period in which the individual participates in the employer's SIMPLE Plan is generally disqualified (and subject to the 25% penalty tax on premature distributions) if it is not rolled into another SIMPLE IRA for that individual. Amounts other than RMDs distributed from a Traditional or SEP IRA (or SIMPLE IRA after the initial 2-year period) also are eligible for a "direct rollover" or a "60-day rollover" to an Eligible Retirement Plan (e.g., a TSA) that accepts such a rollover, but any such rollover is limited to the amount of the distribution that otherwise would be includable in gross income (i.e., after-tax contributions are not eligible).

Special rules also apply to transfers or rollovers for the benefit of a spouse (or ex-spouse) or a non-spouse designated beneficiary, Plan distributions of property, and obtaining a waiver of the 60-day limit for a tax-free rollover from the IRS. The Katrina Emergency Tax Relief Act of 2005 (KETRA) allows certain amounts to be recontributed within three years as a rollover contribution to a plan from which a KETRA distribution was taken.

HARTFORD LIFE INSURANCE COMPANY                                           29

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APPENDIX A -- EXAMPLES

1. PRE-ANNUITY COMMENCEMENT DATE VALUATION (HIGHLIGHTING COMPOUNDING)

Below is an illustration of how interest would be credited to your Account Value during each Guarantee Period, using a five year Guarantee Period. For the purpose of this example, we have made the assumption that no full or partial surrenders or pre-authorized distributions of interest occurred during the entire five-year period. A Market Value Adjustment ("MVA"), surrender charge, or both may apply to any such surrenders or distributions (see "Surrenders"). The hypothetical interest rates are illustrative only and are not intended to predict future interest rates to be declared under the contract. Actual interest rates declared for any given time may be more or less than those shown.

Beginning Account Value:    $50,000
Guarantee Period:           5 Years
Guarantee Rate:             5.50% per annum

                                                                          END OF CONTRACT YEARS
                                            YEAR 1             YEAR 2             YEAR 3             YEAR 4             YEAR 5
---------------------------------------------------------------------------------------------------------------------------------
Beginning Account Value                    $50,000.00
 (1 + Guarantee Rate)                           1.055
                                           $52,750.00
Account Value at end of Contract Year 1                       $52,750.00
 (1 + Guarantee Rate)                                              1.055
                                                              $55,651.25
Account Value at end of Contract Year 2                                           $55651.25
 (1 + Guarantee Rate)                                                                 1.055
                                                                                 $58,712.07
Account Value at end of Contract Year 3                                                             $58,712.07
 (1 + Guarantee Rate)                                                                                    1.055
                                                                                                    $61,941.23
Account Value at end of Contract Year 4                                                                                $61,941.23
 (1 + Guarantee Rate)                                                                                                       1.055
                                                                                                                       $65,348.00
Account Value at end of Guarantee
 Period                                                                                                                $65,348.00

Total Interest Credited in Guarantee Period              $65,348.00 -50,000.00 = $15,348.00
Account Value of end of Guarantee Period                 $50,000.00 + 15,348.00 = $65,348.00
Account Value after 180 days from the Contract Date      $50,000 x (1.055)180/365 = $51,337.77

2. EXAMPLE OF MARKET VALUE ADJUSTMENT ("MVA")

The formula that is used in determining the MVA is:
[(1 + i) / (1 + j)] TO THE POWER OF n/12

UPWARD NUMERICAL EXAMPLE

In the following example, interest rates have decreased since the contract was issued. As a result, the Contract Owner experiences a positive Market Value Adjustment upon surrender.

Initial Guarantee Period                                      5 years
(i) as defined in the prospectus                              7.00%
ASSUME THAT THE CONTRACT IS SURRENDERED EIGHTEEN MONTHS FROM
CONTRACT INCEPTION. THE ACCOUNT VALUE IS $10,000 AND THE
SURRENDER CHARGE IS 6%.
Number of months remaining until end of Guarantee Period (n)  42 months
(j) as defined in the prospectus                              6.00%

Therefore, MVA Formula = [(1 + 0.07)/(1 + 0.06)]42/12 = 1.0334

The amount received upon surrender is $9,713.96 = 1.0334 x $10,000 x (1 - 0.06)

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30                                           HARTFORD LIFE INSURANCE COMPANY

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DOWNWARD NUMERICAL EXAMPLE

In the following example, interest rates have increased since the contract was issued. As a result, the Contractholder experiences a negative Market Value Adjustment upon surrender.

Initial Guarantee Period                                      5 years
(i) as defined in the prospectus                              7.00%
ASSUME THAT THE CONTRACT IS SURRENDERED EITHEEN MONTHS FROM
CONTRACT INCEPTION. THE ACCOUNT VALUE IS $10,000 AND THE
SURRENDER CHARGE IS 6%
Number of months remaining until end of Guarantee Period (n)  42 months
(j) as defined in the prospectus                              8.00%

Therefore, MVA Formula = [(1 + 0.07)/(1 + 0.08)] TO THE POWER OF 42/12 = 0.9680

The amount received upon surrender is $9,099.20 = 0.9680 x $10,000 x (1 - 0.06)

Note: These examples do not include any applicable taxes.

3. INTERPOLATION OF THE MATURITY YEARS EQUAL TO THE REMAINING LENGTH OF THE GUARANTEE PERIOD:

Guarantee Period Effective Date:     05/15/2008
Guarantee Period Length:             5 years
Date of Full surrender:              05/15/2009

A MVA may be applied when a Surrender occurs. To determine the MVA, the appropriate "i' and "j" values must be used. The "i' is set at contract issue and the "j" is determined upon Surrender.

In this example, 1 year of the Guarantee Period has been completed, 4 years of the Guarantee Period remain. Assume in this case that the US Constant Maturity Rate for 4 years does not exist. Therefore, this rate will need to be interpolated using known 3 and 5 year US Constant Maturity Rates.

Assume:

Known 3 year US Constant Maturity Rate = 6.00%

Known 5 year US Constant Maturity Rate = 6.50%

The formula used for interpolation is as follows:

Rn = R1 + ((R2 - R1) / (t2 - t1)) * (tn - t1), where:

R1 = Known rate with shorter maturity, in this case the known 3 year rate.

t1 = The duration of the next closest rate less than 4 years, in this case 3 years.

R2 = Known rate with longer maturity. In this case the known 5 year rate.

t2 = The duration of the next closest rate more than 4 years, in this case 5 years.

Rn = The unknown rate for 4 years.

tn = The years remaining, in this case 4 years.

Rn = 6.00% + ((6.50% - 6.00%) / (5 - 3)) * (4 - 3)

Rn = 6.25%

HARTFORD LIFE INSURANCE COMPANY                                           31

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EXAMPLE 4: FULL SURRENDER VALUE WHEN CONTRACT VALUE IS IN THE ACCESS ACCOUNT

Contract Value at Expiration of Guarantee Period:                    $55,000
Guarantee Period Expiration Date:                                    06/30/2014
Access Account Commencement Date:                                    07/01/2014
Guaranteed Interest Rate in Access Account:                          3.00%
Maximum Access Account Duration:                                     6 months
Date of Full Surrender from Access Account:                          08/31/2014, Since the Maximum Access Account Duration is 6
                                                                     months, 0.17 of a year, or 2 months are completed.
The sum of the Contract Value at expiration of the             :     = $55,000 x (1.03)TO THE POWER OF 0.17
previous Guarantee Period + interest credits earned in the           = $55,277.07
Access Account.
Net Surrender Value upon Full Surrender from Access Account:   :     No Surrender Charge or MVA adjustments apply on Full
                                                                     Surrenders from the Access Account:
                                                                     = $55,277.07

Note: This example does not include any applicable taxes.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Registrant anticipates that it will incur the following approximate expenses in connection with the issuance and distribution of the securities to be registered:

Registration fees                                                             $0

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 33-776 of the Connecticut General Statutes states that: "a corporation may provide indemnification of, or advance expenses to, a director, officer, employee or agent only as permitted by sections 33-770 to 33-779, inclusive."

     ARTICLE VIII, Section 1(a) of the By-laws of the Registrant (as amended and restated effective July 25, 2000) provides that the Corporation, to the fullest extent permitted by applicable law as then in effect, shall indemnify any person who was or is a director or officer of the Corporation and who was or is threatened to be made a defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal (including, without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (each, a Proceeding"), by reason of the fact that such a person was or is a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity (a "Covered Entity"), against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and actually and reasonably incurred by such person in connection with such Proceeding. Any such former or present director or officer of the Corporation finally determined to be entitled to indemnification as provided in this Article VIII is hereinafter called an "Indemnitee". Until such final determination is made such former or present director or officer shall be a "Potential Indemnitee" for purposes of this Article VIII. Notwithstanding the foregoing provisions of this Section 1(a), the Corporation shall not indemnify an Indemnitee with respect to any Proceeding commenced by such Indemnitee unless the commencement of such Proceeding by such Indemnitee has been approved by a majority vote of the Disinterested Directors (as defined in Section 5(d)); provided however, that such approval of a majority of the Disinterested Directors shall not be required with respect to any Proceeding commenced by such Indemnitee after a Change in Control (as defined in Section 5(d)) has occurred.

     Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits and Financial Statement Schedules

(1) Principal Underwriter Agreement.(1)

(1a) Amendment No. 1, Principal Underwriter Agreement.(1)

(1b) Amendment No. 2, Principal Underwriter Agreement.

(1c) Amendment No. 3, Principal Underwriter Agreement.

(2) Not applicable.

(4) Form of Annuity Contract.(1)

(5) Opinion regarding legality, refer to Exhibit 23a.

(12) Not applicable.

(15) Not applicable.

(23a) Consent of Counsel - Richard J. Wirth, Assistant General Counsel.

(23b) Consent of Expert - Deloitte & Touche LLP.

(24) Power of Attorney.

(25) Not applicable.

(26) Not applicable.

------------

(1) Incorporated by reference to Initial Registration Statement File No. 333-157272 filed on February 12, 2009

ITEM 17.  UNDERTAKINGS

       (a) The undersigned registrant hereby undertakes pursuant to Item 512 of Regulation S-K:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4)  Not applicable.

         (5)  Not applicable.

         (6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that, in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424.

              (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

              (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

              (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Simsbury, State of Connecticut, on March 1, 2010.

HARTFORD LIFE INSURANCE COMPANY

By:    John C. Walters*                     *By:   /s/ Richard J. Wirth
       -----------------------------------         -----------------------------------
       John C. Walters,                            Richard J. Wirth,
       Chairman of the Board, Chief                Attorney-in-Fact
       Executive Officer & President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and the date indicated.

Glenn D. Lammey, Chief Financial Officer, Executive Vice
 President, Director*
Gregory McGreevey, Executive Vice President, Chief Investment
 Officer, Director*
Ernest M. McNeill, Jr., Chief Accounting Officer,
  Senior Vice President                                            *By:   /s/ Richard J. Wirth
                                                                          -----------------------------------
John C. Walters, Chief Executive Officer, President,                      Richard J. Wirth
  Chairman of the Board, Director*                                        Attorney-in-Fact
                                                                   Date:  March 1, 2010

                                 EXHIBIT INDEX

 (1b)  Amendment No. 2, Principal Underwriter Agreement.
 (1c)  Amendment No. 3, Principal Underwriter Agreement.
(23a)  Consent of Counsel -- Richard J. Wirth, Assistant General Counsel.
(23b)  Consent of Expert -- Deloitte & Touche LLP.
 (24)  Power of Attorney.